UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

Waters Corporation
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April 1, 2015

Dear Stockholder:

On behalf of the Board of Directors of Waters Corporation (“Waters” or the “Company”), I cordially invite you to attend the Annual Meeting of Stockholders (the “Meeting”) of the Company to be held at Waters Corporation, 34 Maple Street, Milford, Massachusetts 01757 on May 12, 2015 at 11:00 a.m., local time.

The notice of Meeting, the Proxy Statement and proxy card from Waters are enclosed. You may also read the notice of Meeting, the Proxy Statement and the Waters Annual Report (“Annual Report”) on the Internet at http://www.proxydocs.com/wat.

Waters has adopted the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, lowers the costs and reduces the environmental impact of our annual meeting. On April 1, 2015, we mailed to stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report and vote by Internet. The Notice contains instructions on how you can (i) receive a paper copy of the Proxy Statement and Annual Report, if you only received a Notice by mail, or (ii) elect to receive your Proxy Statement and Annual Report over the Internet.

The matters scheduled to be considered at the Meeting are (i) to elect directors to serve for the ensuing year and until their successors are elected, (ii) to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015, (iii) to approve, by non-binding vote, executive compensation and, (iv) to consider and act upon any other matters which may properly come before the Meeting or any adjournment thereof. These matters are more fully explained in the Proxy Statement that you are encouraged to read in its entirety.

The Company’s Board of Directors values and encourages stockholder participation at the Meeting. It is important that your shares be represented, whether or not you plan to attend the Meeting. Please take a moment to vote on the Internet, by telephone, or if you receive a paper copy of the Proxy Statement and Annual Report, sign, date and return your proxy card in the envelope provided even if you plan to attend the Meeting.

We hope you will be able to attend the Meeting.

Sincerely,

Douglas A. Berthiaume

Chairman, President and

Chief Executive Officer

WATERS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of Waters Corporation (“Waters” or the “Company”) will be held at Waters Corporation, 34 Maple Street, Milford, Massachusetts 01757 on May 12, 2015 at 11:00 a.m., local time, for the following purposes:

1.	To elect directors to serve for the ensuing year and until their successors are elected;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.	To approve, by non-binding vote, executive compensation; and,

4.	To consider and act upon any other matters which may properly come before the Meeting or any adjournment thereof.

In accordance with the provisions of the Company’s bylaws, the Company’s Board of Directors has fixed the close of business on March 18, 2015 as the record date for the determination of the holders of common stock entitled to notice of and to vote at the Meeting.

The Proxy Statement and Annual Report and the means to vote by Internet are available at http://www.proxydocs.com/wat.

By order of the Board of Directors

Mark T. Beaudouin

Vice President

General Counsel and Secretary

Milford, Massachusetts

April 1, 2015

ELECTRONIC DELIVERY OF WATERS STOCKHOLDER COMMUNICATIONS

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by Securities and Exchange Commission (“SEC”) rules, Waters is making this Proxy Statement and its Annual Report available to its stockholders electronically via the Internet. On April 1, 2015, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this Proxy Statement and our Annual Report and vote by Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report electronically or to receive a printed version in the mail. The Notice also instructs you on how you may submit your proxy over the Internet or in person at the Meeting.

Important Notice Regarding Availability of Proxy Materials:

The Proxy Statement and Annual Report are available at http://www.proxydocs.com/wat.

Whether or not you expect to attend the Meeting in person, we urge you to vote your shares by phone, via the Internet, or, if you receive a paper copy of the Proxy Statement and Annual Report, by signing, dating, and returning the proxy card by mail at your earliest convenience. This will ensure the presence of a quorum at the Meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your stock at the Meeting if you want to do so, as your vote by proxy is revocable at your option.

VOTING

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Meeting in person. Stockholders have three options for submitting their votes: (1) via the Internet, (2) by phone or (3) by mail using a paper proxy card. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient for you, and it saves the Company significant postage and processing costs. In addition, when you vote via the Internet or by telephone prior to the Meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. Refer to your Notice, or the email you received for electronic delivery of the Proxy Statement for further instructions on voting.

VOTE BY INTERNET	VOTE BY TELEPHONE	VOTE BY MAIL
http://www.proxypush.com/wat	866-307-0858	Mark, sign, and date the proxy card and return it in the enclosed postage- paid envelope.
24 hours a day/7 days a week	toll-free 24 hours a day/7 days a week

Use the Internet to vote your Proxy. Have your proxy card in hand when you access the website.	Use any touch-tone telephone to vote your Proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download this year’s Proxy Statement and Annual Report at http://www.proxydocs.com/wat.

WATERS CORPORATION

34 Maple Street

Milford, Massachusetts 01757

PROXY STATEMENT

Annual Meeting of Stockholders

May 12, 2015, 11:00 a.m.

This Proxy Statement is being furnished by the Board of Directors (the “Board”) of Waters Corporation (“Waters” or the “Company”), in connection with the Board’s solicitation of proxies (each a “Proxy” and, collectively, “Proxies”), for use at the 2015 Annual Meeting of Stockholders (the “Meeting”) to be held on May 12, 2015 at 11:00 a.m., local time, at the Company’s headquarters located at 34 Maple Street, Milford, Massachusetts 01757. Solicitation of Proxies, which is being made by the Board, may be made through officers and regular employees of the Company by telephone or by oral communications with stockholders following the original solicitation. No additional compensation will be paid to officers or regular employees for such Proxy solicitation. The Company has retained Alliance Advisors, LLC to do a broker solicitation for a fee of $7,000, plus reasonable out-of-pocket expenses. Expenses incurred in connection with the solicitation of Proxies will be borne by the Company.

VOTING MATTERS

The representation in person or by Proxy of a majority of the outstanding shares of common stock of the Company, par value $.01 per share, entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if a stockholder is present in person, has voted via the Internet or by telephone, or is represented by a properly signed Proxy. Each stockholder’s vote is very important. Whether or not you plan to attend the Meeting in person, please vote over the Internet, by telephone or sign and promptly return the Proxy card, which requires no additional postage if mailed in the United States. All signed and returned Proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

Shares represented by Proxy will be voted in accordance with your instructions. You may specify how you want your shares to be voted by voting on the Internet, by telephone, or marking the appropriate box on the Proxy card. If your Proxy card is signed and returned without specifying how you want your shares to be voted, your shares will be voted as recommended by the Board, or as the individuals named as Proxy holders deem advisable on all other matters as may properly come before the Meeting. The Proxy will be voted at the Meeting if the signer of the Proxy was a stockholder of record on March 18, 2015 (the “Record Date”).

Any stockholder voting by Proxy has the power to revoke the Proxy prior to its exercise either by voting by ballot at the Meeting, by executing a later-dated Proxy or by delivering a signed written notice of the revocation to the office of the Secretary of the Company at 34 Maple Street, Milford, Massachusetts 01757 before the Meeting begins.

Representatives of the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, are expected to be present at the Meeting. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

As of the Record Date, there were 82,676,840 shares of common stock outstanding and entitled to vote at the Meeting. Each outstanding share of common stock is entitled to one vote. There are no cumulative voting rights. This Proxy Statement and form of Proxy is first being made available to the stockholders of record on or about April 1, 2015. A list of the stockholders entitled to vote at the Meeting will be available for inspection at the Meeting and for ten days prior to the Meeting at the Company’s headquarters for proper purposes relating to the Meeting.

MATTERS TO BE ACTED UPON

PROPOSAL 1.    ELECTION OF DIRECTORS

Nine members of the Board (the “Directors”) are to be elected at the Meeting, each to hold office until his or her successor is elected and qualified or until his or her earlier resignation, death or removal. It is intended that the Proxies in the form enclosed with this Proxy Statement will be voted for the nominees set forth below unless stockholders specify to the contrary in their Proxies or specifically abstain from voting on this matter.

The following information pertains to the nominees, their ages, principal occupations and other public directorships for at least the last five years, and information regarding their specific experience, qualifications, attributes or skills that led to the conclusion that each such person should serve as a Director of the Company in light of the Company’s business and structure.

Douglas A. Berthiaume, 66, has served as Chairman of the Board since February 1996 and has served as President, Chief Executive Officer and a Director of the Company since August 1994 (except from January 2002 to March 2003, during which time he did not serve as President). From 1990 to 1994, Mr. Berthiaume served as President of the Waters Chromatography Division of Millipore Corporation, the predecessor business of the Company, which was purchased in 1994. Mr. Berthiaume is the Chairman of the Children’s Hospital Trust Board, and a trustee of the Children’s Hospital Medical Center and The University of Massachusetts Amherst Foundation. Through more than 25 years direct work experience at Waters and its predecessor company, Millipore, and as a Director of Genzyme Corporation, Mr. Berthiaume brings to the Waters Board significant experience in both the business and technical issues facing life science/biotechnology companies.

Joshua Bekenstein, 56, has served as a Director of the Company since August 1994. Mr. Bekenstein is a Managing Director of Bain Capital, LLC, where he has worked since its inception in 1984. Mr. Bekenstein is a Director of Bombardier Recreational Products, Inc., Toys’R’Us, Bright Horizons Family Solutions, Inc., Dollarama, Michaels Stores, Inc., Burlington Coat Factory Warehouse Corporation and Gymboree. Mr. Bekenstein’s many years of experience both as a senior executive of a large investment firm and as a director of companies in various business sectors makes him highly qualified to serve on the Waters Board.

Michael J. Berendt, Ph.D., 66, has served as a Director of the Company since March 1998. Dr. Berendt is the Chief Executive Officer and Chief Scientist of Telesta Therapeutics, a position he assumed in November 2013. From July 2011 to November 2013, Dr. Berendt was a Life Sciences Consultant. From March 2006 to July 2011, Dr. Berendt served as the President and Chief Executive Officer of Aegera Therapeutics Inc. From August 2004 to December 2005, Dr. Berendt served as Managing Director of Research Corporation Technologies. From November 2000 to August 2004, Dr. Berendt served as Managing Director of AEA Investors. Dr. Berendt also worked for 18 years, from 1982 to 2000, in the pharmaceutical industry where he served in a number of senior management positions including Senior Vice President of Research for the Pharmaceutical Division of Bayer Corporation, and a Group Director of Drug Discovery at Pfizer, Inc. Dr. Berendt has served as a director of Onyx Pharmaceuticals, Myriad Genetics, Inc., Catalyst Biosciences and Northstar Neuroscience. Dr. Berendt’s experience in the pharmaceutical industry both from a management and a scientific perspective provides unique technical insight to the Waters Board.

Edward Conard, 58, has served as a Director of the Company since August 1994. Mr. Conard is an independent director and investor. He was a Managing Director of Bain Capital, LLC from March 1993 to December 2007. Mr. Conard was previously a Director of Wasserstein Perella and Company, an investment banking firm that specializes in mergers and acquisitions, and a Vice President of Bain & Company heading up the firm’s operations practice area. Mr. Conard is also a Director of Unisource Worldwide, Inc. His years of experience as a director and a managing director of two large investment firms affords the Waters Board the benefit of Mr. Conard’s considerable financial, accounting and business strategy skills.

Laurie H. Glimcher, M.D., 63, has served as a Director of the Company since January 1998. Dr. Glimcher is the Stephen and Suzanne Weiss Dean of the Weill Cornell Medical College and Provost for Medical Affairs of Cornell University. From 1991 through 2011, Dr. Glimcher served as the Irene Heinz Given Professor of Immunology at the Harvard School of Public Health and Professor of Medicine at Harvard Medical School.

Dr. Glimcher is a Director of Bristol-Myers Squibb Company. She is a Fellow of the American Academy of Arts and Sciences and a member of the National Academy of Sciences and the Institutes of Medicine of the National Academy of Sciences. As a physician, scientist and professor, Dr. Glimcher brings a diversity of technical skills and experience to the Waters Board.

Christopher A. Kuebler, 61, has served as a Director of the Company since May 2006. Mr. Kuebler is an independent director and investor. He served as Chairman and CEO of Covance Inc., and its predecessor companies from November 1994 to December 2004 and as Chairman during 2005. Prior to joining Covance Inc., Mr. Kuebler spent nearly 20 years in the pharmaceutical industry at Abbott Laboratories, Squibb Inc. and Monsanto Health Care. Mr. Kuebler is a Director of Nektar Therapeutics. With 30 years of experience in the pharmaceutical and pharmaceutical service industries, including 10 years as Chairman and Chief Executive Officer of Covance Inc., Mr. Kuebler brings an experienced management perspective to the Waters Board.

William J. Miller, 69, has served as a Director of the Company since January 1998. Mr. Miller is an independent director and investor. From April 1996 to November 1999, Mr. Miller served as Chief Executive Officer and Chairman of the Board of Directors of Avid Corporation, where from September 1996 to January 1999 he served as President. From March 1992 to September 1995, Mr. Miller served as Chief Executive Officer of Quantum Corporation. From May 1992 to September 1995, Mr. Miller served as a member of the Board of Directors of Quantum Corporation and from September 1993 to August 1995, he served as Chairman of its Board of Directors. From 1981 to March 1992, he served in various positions at Control Data Corporation, most recently as Executive Vice President and President, Information Services. Mr. Miller served as a Director of Viewsonic Corporation from January 2004 to April 2008 and Overland Storage, Inc. from June 2006 to September 2009. Mr. Miller is a Director of Nvidia Corporation, Digimarc Corporation, and Glu Mobile Inc. Mr. Miller’s extensive experience as a former chief executive officer, director, and investor brings both management and stockholder perspectives to the Waters Board.

JoAnn A. Reed, 59, has served as a Director of the Company since May 2006. Ms. Reed is a health care services consultant. From April 2008 to April 2009, she was an advisor to the Chief Executive Officer of Medco Health Solutions. From 2002 to March 2008, Ms. Reed served as Senior Vice President, Finance and Chief Financial Officer of Medco Health Solutions. From 1992 to 2002, she served as Senior Vice President, Finance of Medco Health Solutions. She joined Medco Containment Services, Inc. in 1988. Her prior experience includes employment with CBS, Inc., Aetna/American Re-insurance Co., Standard and Poor’s, and Unisys/Timeplex. Ms. Reed is a director of American Tower, Mallinckrodt PLC and a trustee of St. Mary’s College of Notre Dame. Ms. Reed’s extensive experience as a senior financial executive provides the Waters Board with significant accounting, finance and health care industry expertise.

Thomas P. Salice, 55, has served as a Director of the Company since July 1994. Mr. Salice is a co-founder and managing member of SFW Capital Partners, LLC, a private equity firm. He has served as a Managing Member of SFW Capital Partners since January 2005. From June 1989 to December 2004, Mr. Salice served in a variety of capacities with AEA Investors, Inc., including Managing Director, President and Chief Executive Officer and Vice-Chairman. Mr. Salice is a Director of Mettler-Toledo International, Inc., and the privately held companies Industrial Dynamics Holdings, Inc., Essin Bioscience, Inc. and Spectro Scientific, Inc. With more than 20 years of experience in the private equity business, Mr. Salice brings to the Waters Board in-depth experience in strategic planning, finance, capital structure and mergers and acquisitions.

Required Vote and Recommendation of the Board of Directors

With respect to the election of Directors of the Company, a nominee for director shall be elected to the Board by a majority vote (i.e. the votes cast for such nominee must exceed the votes cast against such nominee), except that Directors will be elected by plurality vote at any meeting of stockholders for which the number of nominees exceeds the number of directors to be elected (a contested election). If an incumbent director fails to be re-elected by a majority vote when such a vote is required and offers to resign, and if that resignation is not accepted by the Board, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If an incumbent director’s resignation is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy. “Abstentions” and shares with respect to which a broker or representative does not vote on a particular matter because it does not have discretionary voting authority on that matter (so-called “broker non-votes”) are counted as present for the purpose of determining whether a quorum is present. Abstentions and broker non-votes will not be treated as shares cast with respect to any nominee and therefore will not have an effect on the determination of whether a nominee has been elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE FOR DIRECTOR SET FORTH ABOVE.

PROPOSAL 2.	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP (“PWC”), an independent registered public accounting firm, to audit the books, records and accounts of the Company for the fiscal year ending December 31, 2015. In accordance with a vote of the Audit Committee and as approved by the Board, this selection is being presented to the stockholders for ratification at the Meeting.

Required Vote and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present at the Meeting in person or represented by Proxy and entitled to vote is required to approve the proposal. Abstentions will be counted as present for the purpose of determining whether a quorum is present and will be treated as shares present and entitled to vote and therefore will have the effect of a vote against the proposal. Ratification by stockholders is not required. Brokerage firms may vote to ratify the appointment of PWC as it is a “discretionary” or “routine” item. If this Proposal 2 is not approved by the stockholders, the Audit Committee does not intend to change the appointment for fiscal year 2015, but will consider the stockholder vote in selecting an independent registered public accounting firm for fiscal year 2016.

Fees

The aggregate fees for the fiscal years ended December 31, 2014 and December 31, 2013 billed by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, were as follows:

	2014	2013
Audit Fees	$3,578,038	$3,633,502
Audit-Related Fees	193,533	34,250
Tax Related Fees
Tax Compliance	458,300	456,150
Tax Planning	277,050	287,600

Total Tax Related Fees	735,350	743,750
All Other Fees	-0-	-0-

Total	$4,506,921	$4,411,502

Audit Fees — consists of fees for the audit of the Company’s annual financial statements, review of the interim condensed consolidated financial statements included in quarterly reports, assistance with review of documents filed with the SEC, and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

Audit-Related Fees — consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. These services include statutory audits, employee benefit plan audits, acquisition-related services, attest services not required by statute or regulation, and accounting consultations and reviews for various matters.

Tax Related Fees — consists of fees for tax compliance and planning services. Tax compliance fees include fees for professional services related to international tax compliance and preparation. Tax planning fees consist primarily of fees including but not limited to, the impact of acquisitions, restructurings and changes in regulations.

All Other Fees — consists of fees for all permissible services other than those reported above.

The Audit Committee pre-approved 100% of the services listed under the preceding captions “Audit Fees”, “Audit-Related Fees,” “Tax Related Fees” and “All Other Fees.” The Audit Committee’s pre-approval policies and procedures are more fully described in its report set forth in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3.	NON-BINDING VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the stockholders of Waters are entitled to cast an advisory vote at the Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement. Pursuant to the Dodd-Frank Act, the stockholder vote is an advisory vote only and is not binding on Waters or its Board. Stockholders have elected to conduct this vote annually.

Although the vote is non-binding, the Compensation Committee and the Board value your opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

As described more fully in the Compensation Discussion and Analysis, in the Summary Compensation Table and subsequent tables, the Company’s named executive officers are compensated in a manner consistent with our business strategy, competitive practice, sound compensation governance principles, and stockholder interests and concerns.

•	Our compensation policies and decisions are focused on pay-for-performance.

•	Annual performance targets represent challenging operational and financial goals.

•	Named executive officers have had an annual performance target of 15% non-GAAP earnings per diluted share (“E.P.S.”) growth for 2014 and the prior eighteen years.

•

Target non-GAAP E.P.S. performance of 15% growth has been achieved in twelve of the past nineteen years and Waters has delivered an annual compounded non-GAAP E.P.S. growth rate of 12% over the past ten years.

•

In 2014, the Company achieved 9% non-GAAP E.P.S. growth, exceeding the threshold of 5% non-GAAP E.P.S. growth resulting in annual bonus payments of 53% of the target payout to named executive officers for 2014.

A description of GAAP to non-GAAP items can be found below the caption, Compensation of Directors and Executive Officers, Elements of Executive Compensation, Annual Incentive. A reconciliation of GAAP to non-GAAP E.P.S. and non-GAAP operating income can be found on the Company’s website at http://www.waters.com under the caption “Investors” and copies may be obtained, without charge, upon written request to the Company, c/o Vice President, Investor Relations, 34 Maple Street, Milford, MA 01757.

Waters also has several compensation governance programs in place as described in the Compensation Discussion and Analysis to manage compensation risk and align Waters’ executive compensation with long-term stockholder interests. These programs include:

•	stock ownership guidelines;

•	a policy against hedging;

•	an independent compensation committee and compensation committee consultant;

•	a compensation recoupment policy; and

•	a balanced program that does not include perquisites and guaranteed payments as a significant source of compensation

We are requesting your non-binding vote on the following resolution: “Resolved, that the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis, in the Summary Compensation Table and subsequent tables, is approved.”

Required Vote and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present or represented by Proxy and entitled to vote, is required for approval, on an advisory basis, of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Abstentions will have the effect of a vote against this proposal. Note: Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION.

PROPOSAL 4.	OTHER BUSINESS

The Board does not know of any other business to be presented at the Meeting. If any other matters properly come before the Meeting, however, it is intended that the persons named in the enclosed form of Proxy will vote said Proxy in accordance with their best judgment.

DIRECTORS MEETINGS AND BOARD COMMITTEES

Meetings

The Board held eight meetings during the year ended December 31, 2014. The Board has determined that each Director other than Mr. Berthiaume, the Company’s Chairman, President and Chief Executive Officer, has no material relationship with the Company and otherwise qualifies as “independent” under applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under “Corporate Governance – Board/Director Independence” below.

During 2014, each of the Company’s Directors attended in excess of 75% of the aggregate of the meetings of the Board and the meetings of committees of the Board of which such Director was a member. During fiscal year 2014, the Compensation Committee met three times, the Audit Committee met eight times and the Nominating and Corporate Governance Committee met once. The Company does not have a formal policy, but encourages Director attendance at annual stockholder meetings. All Directors attended the 2014 annual meeting of stockholders.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Dr. Michael J. Berendt (Chair), Dr. Laurie H. Glimcher, and Mr. Thomas P. Salice. The responsibilities of the Nominating and Corporate Governance Committee include the recruitment and recommendation of candidates for the Board. The Nominating and Corporate Governance Committee may, as it deems appropriate, give consideration to any candidates suggested by the stockholders of the Company. The Nominating and Corporate Governance Committee also develops and recommends to the Board the Corporate Governance Guidelines for the Company. The charter of the Nominating and Corporate Governance Committee, which sets forth all of the Nominating and Corporate Governance Committee’s functions, is available on the Company’s website at http://www.waters.com under the caption “Corporate Governance”. Each member of the Nominating and Corporate Governance Committee is independent under applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under “Corporate Governance – Board/Director Independence” below.

Audit Committee

The Audit Committee, which currently consists of Mr. Thomas P. Salice (Chair), Mr. Edward Conard, Mr. William J. Miller and Ms. JoAnn A. Reed, oversees the activities of the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP and provides oversight with respect to accounting and financial reporting and audit functions. The Audit Committee meets the definition of “Audit Committee” as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee engages the independent registered public accounting firm, and performs certain other functions pursuant to its charter, a copy of which is available on the Company’s website at http://www.waters.com under the caption “Corporate Governance”. Each member of the Audit Committee is independent under SEC rules and the applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under “Corporate Governance – Board/Director Independence” below. The Board has determined that each of the four members of the Audit Committee – Messrs. Salice, Conard and Miller and Ms. Reed – is an “audit committee financial expert” within the meaning of the SEC rules and has “accounting or related financial management expertise” within the meaning of New York Stock Exchange rules.

Compensation Committee

The Compensation Committee, which currently consists of Mr. William J. Miller (Chair), Mr. Joshua Bekenstein, Mr. Christopher A. Kuebler and Mr. Thomas P. Salice, approves the compensation of executives of the Company, makes recommendations to the Board with respect to standards for setting compensation levels and administers the Company’s incentive plans. The Compensation Committee’s charter is available on the Company’s website at http://www.waters.com under the caption “Corporate Governance”. Each member of the Compensation Committee is independent under applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under “Corporate Governance – Board/Director Independence” below.

CORPORATE GOVERNANCE

Annual Evaluation

During 2014, the Nominating and Corporate Governance Committee of the Board conducted its annual evaluation of the Board and each of its committees. The evaluation, in the form of a questionnaire, was circulated to all members of the Board and each committee in November 2014. The Company’s General Counsel received all of the questionnaires, compiled the results and circulated them to the Board and each committee for discussion and analysis during January 2015. It is the intention of the Nominating and Corporate Governance Committee to continue to engage in this process annually.

Related Party Transactions Policy

The Board has adopted a Related Party Transactions Policy, which covers “Interested Transactions” between a “Related Party” or parties and the Company. An Interested Transaction is a transaction or arrangement in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year and in which the Company and/or any Related Party may have an interest. A Related Party includes an executive officer, director or nominee for election as a director of the Company, any holder of more than a 5% beneficial ownership interest in the Company, any immediate family member of any of the foregoing or any firm, corporation or entity in which any of the foregoing persons is employed or is a general partner or principal or in which such person or persons collectively have a 10% or greater beneficial ownership interest.

Pursuant to the policy, the General Counsel is responsible for identifying potential Interested Transactions and determining whether a proposed transaction is an Interested Transaction and accordingly, reportable to the Nominating and Corporate Governance Committee for consideration at its next regularly scheduled meeting. The Nominating and Corporate Governance Committee will review the material facts of all Interested Transactions and report its recommendations to the Board which will either approve or disapprove the Interested Transaction.

The Nominating and Corporate Governance Committee and the Board have reviewed and determined that certain categories of Interested Transactions are deemed to be pre-approved or ratified (as applicable) by the Board under the terms of the policy. These are: (a) the employment and compensation arrangements of named executive officers (as defined below) required to be reported in the Company’s Proxy Statement; (b) Director compensation required to be reported in the Company’s Proxy Statement; (c) ordinary course charitable contributions periodically reviewed by the Compensation Committee of the Board; and (d) ordinary course business transactions conducted on an “arm’s length” basis with Bristol-Myers Squibb Corporation (of which Dr. Glimcher is a director).

Equity Ownership Guidelines

Increasingly, stockholders of public companies are focusing on the amount of equity ownership by directors and officers of the companies in which they invest. In order to more closely align the interests of the Company’s stockholders with those of management, the Company has minimum stock ownership guidelines for Directors and named executive officers. These guidelines provide for the accumulation by anyone who holds the Chief Executive Officer position of common stock equal to five times the base salary over a three-year period. Additionally, the Company’s named executive officers on December 31, 2014, Messrs. Caputo, Cassis and Beaudouin and Ms. Rae, are each required to accumulate common stock equal to two times their base salary over a five-year period. Pursuant to the guidelines, members of the Board are required to accumulate a minimum of 5,000 shares of common stock of the Company over a five-year period.

If, after the initial three or five year period of accumulation, as the case may be, any such executive officer shall become non-compliant with the guidelines, he or she shall have a period of twelve (12) months to regain compliance with the guidelines. If, after such twelve month period, the named executive officer remains non-compliant, then, with respect to any subsequent exercise of a stock option by such executive officer, 50% of such executive’s net after-tax profit from such exercise must be retained in shares of common stock until compliance with the guidelines is achieved. Exceptions to these equity ownership guidelines may be considered by the Nominating and Corporate Governance Committee with respect to individual financial situations of current or future executives covered by the guidelines. For purposes of the accumulation of shares of common stock to comply with these guidelines, in addition to any direct ownership of shares of common stock by a named executive officer or Director, any shares of restricted stock and vested “in-the-money” stock options, which either were or will be granted by the Company to such executives or Directors, apply toward the satisfaction of the guidelines. The ownership guidelines have been met by all Directors and named executive officers.

Board Leadership Structure

As stated in the Company’s Corporate Governance guidelines, the Board has no set policy with respect to the separation of the offices of Chairman and Chief Executive Officer, but instead makes a particular determination in the context of selecting a chief executive officer. Douglas A. Berthiaume has served as both Chairman of the Board and Chief Executive Officer since 1996.

Since 2004, Thomas P. Salice, an independent director, has served as the Board’s “lead director”. In that capacity, he presides over executive sessions of the non-management Directors of the Board and provides a focal point for and facilitates communication among non-management Directors, Company management and Company stockholders.

The Board believes that, during the tenure of Mr. Berthiaume, combining the offices of Chairman of the Board and Chief Executive Officer has served the Company well, fostering strong and consistent leadership. The lead independent director facilitates an appropriate balance between such leadership and independent and effective oversight of the Company’s affairs.

Majority Voting

The Company’s by-laws provide for majority voting for Directors in uncontested elections. A further description of the Company’s majority voting provisions can be found under “Proposal 1. Election of Directors” herein.

Guidelines and Code of Conduct

The Board has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics for employees, executive officers and Directors and a “whistleblower” policy regarding the treatment of complaints on accounting, internal accounting controls and auditing matters. All of these documents are available on the Company’s website at http://www.waters.com under the caption “Corporate Governance” and copies may be obtained, without charge, upon written request to the Company, c/o Secretary, 34 Maple Street, Milford, MA 01757.

Policy Against Hedging

In 2013, the Board adopted a policy prohibiting Directors, Officers and certain key employees from purchasing financial instruments, including prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, that are designed to hedge or offset any decrease in market value of equity securities of the Company. This prohibition does not apply to any bona fide pledge of equity securities of the Company, not made for the purpose of hedging.

Succession Planning

In August, 2013, the Company announced that Douglas A. Berthiaume, the Company’s Chairman, President and Chief Executive Officer, had decided to retire from the Company before the end of 2015. The Board of Directors of the Company established a Succession Planning Committee (the “Committee”) to guide the process of selecting a successor to Mr. Berthiaume. The Committee is comprised of the Company’s Lead Director, Thomas P. Salice as well as William J. Miller, Michael J. Berendt and Christopher A. Kuebler. The Committee has retained an executive search firm to assist in this succession planning process.

Board Candidates

With respect to potential candidates to serve on the Board, the Nominating and Corporate Governance Committee considers suggestions from a variety of sources, including stockholders. Any nominations of candidates, together with appropriate biographical information, should be submitted in accordance with the Company’s by-laws to the Company, c/o Secretary, 34 Maple Street, Milford, MA 01757.

The Nominating and Corporate Governance Committee believes that candidates for service as a Director of the Company should meet certain minimum qualifications. In selecting Directors, the Board seeks individuals who are highly accomplished in their respective fields, with superior educational and professional credentials. Candidates should satisfy the Company’s independence criteria, which are part of its Corporate Governance Guidelines and summarized below and the applicable listing standards of the New York Stock Exchange. In assessing candidates for Director, the Nominating and Corporate Governance Committee will consider their skills, experience and diversity in the context of the overall composition of the Board.

The Company has a process for identifying and selecting candidates for Board membership. Initially, the Chairman/CEO, the Nominating and Corporate Governance Committee or other Board members identify a need to either expand the Board with a new member possessing certain specific characteristics or to fill a vacancy on the Board. A search is then undertaken by the Nominating and Corporate Governance Committee, working with recommendations and input from Board members, members of senior management, professional contacts, external advisors, nominations by stockholders and/or the retention of a professional search firm, if necessary. An initial slate of candidates is identified that will satisfy the criteria for Board membership and is presented to the Nominating and Corporate Governance Committee for review. Upon review by the Nominating and Corporate Governance Committee, a series of interviews of one or more candidates is conducted by the Chairman/CEO and at least one member of the Nominating and Corporate Governance Committee. During this process, the full Board is informally apprised of the status of the search and its input is solicited.

Upon identification of a final candidate, the entire Nominating and Corporate Governance Committee will meet to consider the credentials of the candidate and thereafter, if approved, will submit the candidate for approval by the full Board.

As noted above, the Nominating and Corporate Governance Committee, in assessing candidates for director, considers their skills, experience and diversity in the context of the Board’s overall composition. The Company does not, however, have a specific policy with respect to the consideration of diversity in identifying director nominees.

Board/Director Independence

The Company’s Corporate Governance Guidelines include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. Our categorical Standards of Independence are also available on the website www.waters.com under the caption “Governance”. The criteria, summarized below, are consistent with the New York Stock Exchange listing standards regarding director independence. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with the Company. A director will not be considered independent if he or she, or an immediate family member, has been within the last three years:

•	an executive officer of the Company;

•	a current partner or employee of an internal or external auditor of the Company or a partner or employee of an internal or external auditor of the Company who personally worked on the Company’s audit;

•	an executive officer of a public company that was on the compensation committee of its board;

•

a paid advisor or consultant to the Company receiving in excess of $100,000 per year in direct compensation from the Company (other than fees for service as a director) within the past three years or has an immediate family member who has been a paid advisor or consultant to the Company; and

•

an employee (or in the case of an immediate family member, an executive officer) of a company that does business with the Company and the annual payments to or from the Company exceeded the greater of $1 million or 2% of the other company’s annual gross revenues.

In addition, a director will not be considered independent if he or she, or an immediate family member, has been an executive officer of a tax-exempt entity that receives contributions in any fiscal year from the Company exceeding the greater of $1 million or 2% of its gross revenues. A director also will not be considered independent if he or she has an immediate family member who is a current employee of an internal or external auditor of the Company who participates in such firm’s audit, assurance or tax compliance practice.

The Board has determined that each Director, other than Mr. Berthiaume, the Company’s Chairman, President and Chief Executive Officer, has no material relationship with the Company and otherwise qualifies as “independent” under these criteria and the applicable listing standards of the New York Stock Exchange.

Stockholder and Board Communications

With respect to communications with the Board on general matters, stockholders and interested parties may communicate directly with the lead director or with the non-management Directors as a group by writing to Waters Corporation, c/o Secretary, 34 Maple Street, Milford, Massachusetts 01757. Any such communication should include the name and return address of the stockholder, the specific Director or Directors to whom the contact is addressed and the nature or subject matter of the contact. All communication will be sent directly to the appropriate Board member.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Waters specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

During 2014, the Audit Committee of the Board, in conjunction with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, focused on the following items:

1.	Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Act”) and the adequacy of Company internal controls;

2.	The appropriateness of Company financial reporting and accounting processes;

3.	The independence and performance of the Company’s independent registered public accounting firm;

4.	Company compliance with laws and regulations, including compliance with applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

5.	Review of the Company’s independent registered public accounting firm’s quality control procedures.

The Company retains Ernst & Young LLP to assist in elements of continuing compliance with Section 404 of the Act. The Company’s compliance with Section 404 of the Act is managed primarily by the Company’s Vice President, Audit & Risk Management in conjunction with the Company’s Vice President, Chief Financial Officer and its Vice President, Corporate Controller. During 2014, the Audit Committee received regular and detailed briefings from the Company’s Vice President, Audit & Risk Management and PricewaterhouseCoopers LLP regarding the Company’s compliance with Section 404 of the Act. On February 11, 2015, the Company’s Vice President, Audit & Risk Management and PricewaterhouseCoopers LLP reported to the Audit Committee that no material weaknesses had been identified in the Company’s internal controls over financial reporting as of December 31, 2014.

The Board has adopted a written charter setting out more specifically the functions that the Audit Committee is to perform. The charter is reviewed on an annual basis by the Audit Committee and the Audit Committee is advised as to any corporate governance developments which may warrant charter amendments. No such charter amendments were made in 2014. The charter is available on the Company’s website at http://www.waters.com under the caption “Corporate Governance”. A discussion of the Audit Committee’s role in risk oversight can be found under the heading “Risk Oversight – Board’s Role in Risk Oversight Generally” below.

As stated in its charter, the Audit Committee is tasked with, among other things, reviewing with management the Company’s guidelines and policies with respect to its approach to risk assessment and risk management. In addition, major financial risk exposures and means of monitoring and controlling these exposures, is to be discussed with management.

The Audit Committee held eight meetings during the fiscal year ended December 31, 2014. The Audit Committee reviewed on a quarterly basis, with members of the Company’s management team, the Company’s quarterly and annual financial results prior to the release of earnings and the filing of the Company’s quarterly and annual financial statements with the SEC. The Board has determined that each of the four current members of the Audit Committee — Mr. Salice (Chair), Mr. Conard, Mr. Miller and Ms. Reed — is an “audit committee financial expert” as defined under applicable rules and regulations of the SEC and has “accounting or related financial management expertise” within the meaning of the New York Stock Exchange rules. Company management has primary responsibility for the financial statements and reporting processes. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, audits the annual financial statements and is responsible for expressing an opinion on their conformity with generally accepted accounting principles.

The Audit Committee has adopted the following guidelines regarding the engagement of PricewaterhouseCoopers LLP to perform non-audit services for the Company:

Company management will submit to the Audit Committee for approval a list of non-audit services that it recommends the Audit Committee engage its independent registered public accounting firm to provide from time to time during the fiscal year and an estimated amount of fees associated with such services. Company management and the Company’s independent registered public accounting firm will each confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. The Audit Committee will, in its discretion, either approve or disapprove both the list of permissible non-audit services and the estimated fees for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the Company’s independent registered public accounting firm pursuant to this pre-approval process and the actual expenditure of fees associated therewith as well as new non-audit services being requested for approval.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to its Chairman the authority to amend or modify the list of approved permissible non-audit services and fees. The Chairman will report action taken to the Audit Committee at the next Audit Committee meeting.

PricewaterhouseCoopers LLP and the Company ensure that all audit and non-audit services provided to the Company have been pre-approved by the Audit Committee.

The Audit Committee hereby reports for the fiscal year ended December 31, 2014 that:

1.	It has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2014 with Company management;

2.	It has reviewed and discussed with PricewaterhouseCoopers LLP those matters required to be communicated by PricewaterhouseCoopers LLP to the Audit committee, including under Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board (“PCAOB”);

3.	It has received from PricewaterhouseCoopers LLP written disclosures and a letter required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence;

4.	It has considered whether, and determined that, the provision of non-audit services to the Company by PricewaterhouseCoopers LLP as set forth below, was compatible with maintaining auditor independence; and

5.	It has reviewed and discussed with PricewaterhouseCoopers LLP its internal quality control procedures, and any material issues raised by the most recent internal quality control review, or peer review, or by any inquiry or investigation by governmental or professional authorities within the preceding five years.

Based on the items reported above, on February 11, 2015, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC. The recommendation was accepted by the Board on the same date.

Mr. Thomas P. Salice	Mr. Edward Conard	Mr. William J. Miller	Ms. JoAnn A. Reed

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Mr. Joshua Bekenstein, Mr. Christopher A. Kuebler, Mr. William J. Miller (Chair), and Mr. Thomas P. Salice. During fiscal year 2014, no member of the Compensation Committee was an officer or employee of the Company or served as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving as members of the Waters Board or its Compensation Committee and no executive officer of the Company served on the Compensation Committee or Board of Directors of any entity that has one or more executive officers serving on the Waters Board or Compensation Committee.

RISK OVERSIGHT

Board’s Role in Risk Oversight Generally

Included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 are the risk factors affecting the Company which are periodically reviewed by the Board and the Audit Committee and updated or expanded as warranted. The Board is responsible for overseeing the management and operations of the Company, including its risk assessment and risk management functions. The Board has delegated responsibility to reviewing the Company’s policy with respect to risk assessment and management to the Audit Committee.

Additionally, the Company has an Enterprise Risk Management program under the direction of the Director of Treasury and Risk Management and the Vice President, Audit & Risk Management. This program seeks to identify, assess, monitor and report on risks affecting the Company’s business and operations on an ongoing basis. Management of the Company actively participates in this program and briefs the Audit Committee on the risks affecting the Company and efforts undertaken to mitigate them. The Compensation Committee has responsibility for oversight of risk related to compensation matters as more fully described below.

Compensation-Related Risk

The Compensation Committee conducted a review to determine if any compensation plans and practices would be reasonably likely to have a material adverse effect on the Company. The Company reviewed various components of its compensation plans including the size, scope and design. The Company also reviewed whether the compensation plans promote unnecessary risk taking and the policies in place to mitigate compensation risk. The review included an assessment of design features that could encourage excessive risk-taking and the potential magnitude of such risks, including design features such as a short-term oriented pay mix, overly aggressive goal setting and over-weighting of annual incentives. Several features of the Company’s annual incentive plan, the Management Incentive Plan, mitigate compensation-related risk including the use of payout caps, a clear link between payouts under the plan and the Company’s financial performance, and Compensation Committee oversight in determining payouts under the Plan. The policies that exist to mitigate compensation-related risk include, among others, (1) the Company’s Recoupment Policy for Management Incentive Plan awards; (2) stock ownership guidelines for named executive officers; (3) a five-year vesting provision for long-term incentive awards; (4) a prohibition on hedging; and (5) independent oversight of compensation programs by the Compensation Committee with input from an independent compensation consultant. Based on this review, the Company does not believe that there are any compensation related risks arising from the Company’s compensation plans that would have a material adverse effect on the Company.

Role of Compensation Consultant, Compensation Committee and Management in Decision-Making

The Compensation Committee engaged the services of Pearl Meyer & Partners as its outside independent compensation consultant during fiscal year 2014. Pearl Meyer & Partners participates in Compensation Committee meetings and executive sessions and advises the Compensation Committee on a range of executive officer and director compensation matters including plan design, competitive market assessments, trends, best practices and technical and regulatory developments. Pearl Meyer & Partners provides services to the Compensation Committee related only to executive officer and director compensation, including defining peer groups, comparing executive officer and director compensation arrangements to the peer groups, and providing market data and advice regarding executive and director compensation plans. The Compensation Committee has the authority to engage and terminate such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that Pearl Meyer & Partners is independent in providing executive compensation consulting services. The Compensation Committee conducted a specific review of its relationship with Pearl Meyer & Partners in 2014, and determined that Pearl Meyer & Partners’ work for the Compensation Committee did not raise any conflicts of interest, considering the factors set forth in applicable SEC and New York Stock Exchange Rules. The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

The Compensation Committee approves all compensation decisions for the named executive officers, after consulting with Pearl Meyer & Partners. The Vice President of Human Resources also provides the Compensation Committee with information and analysis on the Company’s executive compensation programs as requested. Mr. Berthiaume provides the Compensation Committee with his assessment of the performance of the Company and the other named executive officers, and makes recommendations for the compensation of the other named executive officers. The Compensation Committee, however, makes all final decisions with respect to the compensation of the CEO and the other named executive officers. No named executive officer makes any decision on any element of his/her own compensation.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis discusses the compensation programs for our named executive officers. The named executive officers for fiscal year 2014 were as follows:

•	Douglas A. Berthiaume, Chairman, President and Chief Executive Officer (“CEO”)

•	Arthur G. Caputo, Executive Vice President and President, Waters Division

•	Eugene G. Cassis, Vice President Finance and Administration and interim Chief Financial Officer

•	John A. Ornell, Vice President Finance and Administration and Chief Financial Officer

•	Mark T. Beaudouin, Vice President, General Counsel and Secretary

•	Elizabeth B. Rae, Vice President, Human Resources.

John Ornell resigned as the Company’s Chief Financial Officer effective February 1, 2014 and continued to serve the Company on a part-time basis as a senior advisor until his retirement on December 31, 2014. Mr. Cassis has served as the Company’s interim Chief Financial Officer since February 1, 2014.

The Succession Planning Committee, formed in August of 2013, continued its work in 2014 to identify a successor to Douglas A. Berthiaume. On August 27, 2013, the Company announced that Douglas A, Berthiaume intends retire as CEO within twenty-four months.

Executive Summary

The following is a summary of Company performance, the impact of Company performance on compensation for our named executive officers, governance practices related to our compensation programs and the impact of results of the 2014 Say on Pay vote. Details of our compensation programs are discussed in further detail in the appropriate sections of this Compensation Discussion and Analysis:

2014 Company Performance and Events

•	Our full-year sales growth was 6% on a constant currency basis and was in line with our 2014 operating plan. Currency translation reduced our sales growth by 2%.

•	Our non-GAAP E.P.S.(1) grew 9% to $5.48 versus 5.04 in 2013. This result was impacted by currency translation which reduced the 2014 non-GAAP E.P.S. by 23 cents or 4%.

•	During 2014, the Company delivered 13% total shareholder return.

(1)	A description of GAAP to non-GAAP items can be found below in the section Elements of Executive Compensation, Annual Incentive. A reconciliation of GAAP to non-GAAP E.P.S. and non-GAAP operating income can be found on the Company’s website at http://www.waters.com under the caption “Investors” and copies may be obtained, without charge, upon written request to the Company, c/o Vice President, Investor Relations, 34 Maple Street, Milford, MA 01757

Impact of Company Performance on Compensation

In adherence to our pay-for-performance philosophy, the following actions and decisions were taken in 2014 as a result of Company performance:

•

Base Salaries: The Compensation Committee approved a 3% increase to the base salary for each named executive officer to be effective on January 1, 2014. The decision to increase base salaries was based on an improving economic environment and the market data, provided by Pearl Meyer & Partners, which indicated that base salaries for executives increased on average 5%.

•

Annual Incentive Plan: The annual incentive plan, The Management Incentive Plan, is aligned with the Company’s performance target of mid-teens non-GAAP E.P.S. growth annually. The Management Incentive Plan specifically requires 15% non-GAAP E.P.S. growth over the prior year for a payout at target and 5% non-GAAP E.P.S. growth for a payout at threshold. In addition, the plan requires a minimum level of operating income of 3% in order to trigger any payout under the plan. The non-GAAP E.P.S. target of 15% has been maintained as the target performance under the Management Incentive Plan for the past 19 years, through multiple business cycles. In 2014, threshold performance for both the non-GAAP E.P.S. and operating income measures were met, however the actual non-GAAP E.P.S. growth for 2014 of 9% fell below the target performance of 15% growth. This performance resulted in payouts under the Management Incentive Plan to named executive equal to 53% of their respective incentive payouts at target.

•

Long-Term Incentive Plan: On December 11, 2014, the Compensation Committee approved a stock option grant for the named executive officers. The annual grant made the year prior, in December of 2013, included the annual stock option grant, as well as a grant of restricted stock units. The grant of restricted stock units for named executive officers was intended to provide a retention incentive in light of the CEO retirement and transition plan that was announced by the Company on August 27, 2013. For the annual equity grant made on December 11, 2014, the Company returned to its long-standing practice of utilizing stock options in order to align the interests of the named executive officers with the Company’s stockholders and did not include a grant of restricted stock units. Although the Compensation Committee intended to grant stock options to Mr. Berthiaume, he declined as in prior years to be considered for an option grant due to his substantial ownership position in Company stock.

Compensation Governance and Pay Practices

•	The Company has adopted a Recoupment Policy for cash incentive awards paid to executive. A full description of the policy can be found below under the heading “Recoupment Policy”.

•

The Company has implemented stock ownership guidelines for the named executive officers. These guidelines include a share retention requirement in the event a named executive officer fell out of compliance with the stock ownership guidelines. Further details of the guidelines are outlined below under the heading “Equity Ownership Guidelines”.

•	The Company has implemented a policy against hedging Company equity securities. Further details of the policy can be found below under the hedging “Policy on Hedging”.

•	The Company does not offer any perquisites for the exclusive benefit of named executive officers.

•	Annual bonus payouts under the Management Incentive Plan are performance based and the Company has not made any discretionary or guaranteed bonus payments.

•	The Company maintains an independent Compensation Committee and a Compensation Committee consultant.

2014 Say on Pay Vote

The Compensation Committee values the opinions of our stockholders and considers the outcome of the annual Say on Pay stockholder votes in determining the structure of executive compensation, as well as in making future compensation decisions. Waters received strong stockholder support of our executive compensation programs in 2014 with 91% of voted shares voting in favor of Waters’ executive compensation programs. In part due to this support, we have not made any changes to our compensation philosophy or practices and continue to manage our programs in a manner consistent with prior years.

Philosophy and Objectives of Waters Executive Compensation Program

The Waters executive compensation program is intended to be both performance-based and market-based such that a significant portion of compensation is allocated to short and long-term variable performance-based compensation instruments. The objectives of the Company’s executive compensation program are aligned with the Compensation Committee’s philosophy and are as follows:

•	To focus senior management on achieving financial and operating objectives which provide long-term stockholder value;

•	To align the interests of senior management with the Company’s stockholders; and

•	To attract and retain senior executive talent.

The compensation program is designed to motivate and reward executives for sustained high levels of achievement of the Company’s financial and operating objectives. In conjunction with our objective to emphasize performance-based compensation, base salaries are generally targeted below the market median for similarly situated executives in comparable firms. Actual base salaries may vary from this generally targeted position based on the performance, tenure, experience and contributions of the individual.

In order to provide target total cash compensation that approximates the median of the market for achieving target performance goals, annual incentive target awards are positioned to be at or slightly above the market median. In aggregate, these two annual components, base salary and annual incentive, provide a target total cash compensation opportunity that approximates the median of the market for achieving target performance goals. Annual performance targets represent challenging operational and financial goals. Actual incentives will vary with the performance of the Company and the overachievement of performance goals will provide opportunity for significantly greater reward on an annual basis. Underachievement of threshold goals will result in no payout. Actual total cash compensation can be less than or greater than the median of the market, based on these factors. We believe that the structure of our total annual cash compensation effectively aligns executives’ interests with stockholders’ interests by placing emphasis on the achievement of annual financial and operating objectives.

For longer-term alignment, the Company uses stock options to align executive compensation opportunity with stockholder interests because options provide value to the executive only if the Company’s stock price increases over time. The value of Waters’ stock option grants is targeted to be at or above the competitive market and is intended to represent a significant portion of each executive’s total direct compensation. Additionally, stock options increase the orientation of total direct compensation toward performance-based instruments. Waters’ stock options, which vest over a five-year period and have a ten-year term, also assist in retaining executives. The Compensation Committee reviews competitive market data in determining the value of executive stock option grants.

Pay Mix

Consistent with this performance-oriented compensation philosophy, performance-based compensation instruments in total comprise a substantial portion of the target total direct compensation (base salary, target annual incentive award and the actual value of the long-term incentive award) for named executive officers. In 2014, performance-oriented compensation instruments represent an average of 78% of the target total direct compensation for named executive officers as a group.

Data Used to Make Compensation Determinations

Competitive Market Assessment

Competitive market data is an important component in determining the amount of each element of compensation for each named executive officer. The Compensation Committee utilizes Pearl Meyer & Partners to provide advice and analysis on the structure of executive compensation as well as competitive data on base salary, total cash compensation and long-term incentives. In addition, the Compensation Committee reviews the total compensation package for each named executive officer from the perspective of total direct compensation, which includes base salary, annual incentive award and the value of the long-term incentive grant. Pearl Meyer & Partners prepares this analysis (the “Pearl Meyer & Partners Executive Compensation Competitive Assessment”) annually for the Compensation Committee. The Compensation Committee also reviews each named executive officer’s compensation package in total to ensure that the total compensation package emphasizes performance-based compensation elements and is designed to meet the overall objectives of the executive compensation program. The Compensation Committee considers a range of factors in determining the amount of each compensation element for each named executive officer. The range of factors includes Company performance, individual performance and experience, competitive compensation levels, the competitive markets, scope of responsibility and an individual’s potential for making future contributions to the Company.

Pearl Meyer & Partners and the Compensation Committee utilize a core Industry Peer Group of 16 publicly traded companies in the life sciences and analytical instrument industry with generally similar revenues and market capitalization as Waters.

The 2014 Industry Peer Group is comprised of the following companies.

Agilent	Mettler-Toledo
C.R. Bard	Pall
Bio-Rad Laboratories	Perkin Elmer
Bruker	ResMed
Edwards Lifesciences	Roper Industries
FLIR Systems	Sigma-Aldrich
Hologic	Teleflex
Illumina	Varian Medical

Each year, Pearl Meyer & Partners evaluates the peer group for continued appropriateness for external executive compensation comparisons based on the primary selection criteria of similarity in industry, products and services, revenue and market capitalization. The target range for both revenue and market capitalization is 50% to 200% of Waters’ revenue and market capitalization. The median revenue for the peer group for the four quarters ending September 2014 was $2,322,000,000 and market capitalization for the peer group as of September 2014 was $7,834,000,000. Waters’ revenue and market capitalization for the same period were $1,935,000,000 and $8,323,000,000 representing the 28th and 54th percentiles, respectively.

In 2014, Life Technologies and Thermo Fisher were eliminated from the peer group. Life Technologies was eliminated due to its acquisition by Thermo Fisher. Thermo Fisher was eliminated because its size post-acquisition significantly exceeded the target revenue range. These two companies were replaced by Edwards Lifesciences and Teleflex.

Pearl Meyer & Partners and the Compensation Committee also utilized the Hewitt Executive Compensation Survey to review the competitive marketplace for each named executive officer. The Hewitt Executive Compensation Survey provides a general industry perspective based on revenue scope for each named executive officer position. We use the broad survey data in combination with the peer group data in evaluating our named executive officer compensation. The Compensation Committee does not rely upon data from any individual company participating in any of these surveys in making compensation decisions. Data from the survey source and the peer companies are combined to develop a primary market composite which is based on an average of survey data and peer company data.

Elements of Executive Compensation

There are three key elements of Waters’ executive compensation program: base salary, annual incentive awards, and long-term incentive awards. Each element of executive compensation addresses specific objectives of the program and together they meet the overall philosophy and objectives of the Waters executive compensation program as described above. The mix of short-term cash incentives and long-term equity incentives focuses executives on achievement of annual financial and operating objectives that drive long-term stockholder value. In addition, the Compensation Committee reviews the combined total of all compensation elements, or total direct compensation, in order to appropriately position total direct compensation relative to both the marketplace and the Company’s objectives. Although the amount of each element of compensation for each named executive officer differs based on position-specific market data, the critical nature of the executive’s position to the business, the executive’s level of contribution, competitive compensation for each position, and other individual factors, the overall structure and compensation elements utilized are consistent for the CEO and all other named executive officers.

Compensation Element	Objective	Target Position to Market	2014 Actual Position to Market for Named Executive Officers (1)

Base Salary	To attract and retain senior executives and other key employees.	Generally targeted at or below the 50th percentile. Actual individual salaries may vary based on an executive’s performance, tenure, experience and contributions.	The overall market position for base salaries in 2014 was at the 25th percentile of the market. Individual base salaries ranged from below the 25th percentile to the 35th percentile.

Annual Incentive	To motivate named executive officers to achieve strong financial and operational goals as established by the Compensation Committee at the beginning of the fiscal year.	Target payouts at 100% achievement of performance goals are generally positioned at or slightly above the 50th percentile in order to achieve a target total cash position (base plus annual incentive) that approximates the 50th percentile. Achievement of threshold performance goals is required for any payout.	The overall total target cash market position was at the 40th percentile of the market. (Target Total Cash is defined as the sum of Base Salary and Target Bonus.)

Compensation Element	Objective	Target Position to Market	2014 Actual Position to Market for Named Executive Officers (1)
Long-Term Performance Based Awards	To motivate senior executives and other key employees to contribute to the Company’s long-term growth of stockholder value and to align compensation with the growth in Waters stock price. Long-Term Performance-Based Awards are also designed to assist in the retention of senior executives and key employees.

Equity compensation is targeted to be at or above the competitive market and to represent a significant portion of the executive’s total direct compensation.

Actual individual grants are determined based on the executive’s position, performance, tenure, experience and contributions.

Long-term incentive awards and Target Total Direct Compensation both approximated the 50th percentile of the market.

(Target Total Direct Compensation is defined as the sum of Total Target Cash plus the value of the most recent Long-Term Incentive Grant.)

(1)	The 2014 Compensation Element Results in the above table reflect the analysis completed by Pearl Meyer & Partners in the fourth quarter of 2014. It has been the consistent practice of the Compensation Committee to grant long-term performance equity-based compensation to the named executive officers at the Compensation Committee meeting held in December of each year. This Pearl Meyer & Partners analysis therefore includes the cash compensation comprised of base salary and annual incentive effective as of January 1, 2014 and the annual long-term performance equity award granted on December 6, 2013.

Base Salary

The base salaries for the named executive officers are reviewed annually by the Compensation Committee. Individual salaries are based upon a combination of factors including past individual performance and experience, Company performance, scope of responsibility, competitive salary levels and an individual’s potential for making contributions to future Company performance. The Compensation Committee considers all these factors in determining base salary increases and does not assign a specific weighting to any individual factor.

Assessment of 2014 Base Salary

In addition to considering the factors listed above, the Compensation Committee also considers the competitive market position of an executive officer’s base salary. Base salary increases are approved by the Compensation Committee at the end of the fiscal year with an effective date at the beginning of the next fiscal year, or January 1st of each year. The Pearl Meyer & Partner Executive Compensation Competitive Assessment completed at the end of 2013 provided the competitive market information used in determining the base salary in effect in 2014. The overall competitive market position for the executive officers in this Pearl Meyer & Partners analysis was at the 30th percentile.

Based on (1) an improving economic environment, (2) a Pearl Meyer & Partner market assessment which indicated that base salaries for executives increased on average 5% in 2013 and (3) a base salary competitive position at the 30th percentile, the Compensation Committee approved a 3% base salary increase for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae. Mr. Cassis’ base salary was set at $350,000 when he assumed the interim Chief Financial Officer position on February 1, 2014. Similarly, on February 1, 2014, Mr. Ornell’s annual salary was reduced to $248,598 to reflect a reduced work schedule.

Assessment of 2015 Base Salary

The Pearl Meyer & Partners Executive Compensation Competitive Assessment which was completed at the end of 2014 provided the competitive market information used in approving base salary changes to be effective in January 2015. The overall competitive position of base salaries for named executive officers in this analysis fell from the 30th percentile to the 25th percentile. On an individual basis, the competitive market position for each named executive officer ranged from below the 25th percentile to the 35th percentile.

Based on (1) the Pearl Meyer & Partners analysis which indicated that executive salaries increased on average 5% and (2) the overall competitive position of the base salaries for the executive officers at the 25th percentile, the Compensation Committee approved a 5% base salary increase for all named executive officers to be effective January 1, 2015. In addition, the Compensation Committee approved market adjustment increases for Mr. Cassis and Ms. Rae of 7% and 6%, respectively, in order to position their base salaries at a more competitive position relative to the market and in each case closer to the 25th percentile of the market data.

Annual Incentive

The Management Incentive Plan is the annual incentive plan for named executive officers, senior executives, and other key employees of the Company. The Compensation Committee establishes performance targets at the beginning of each fiscal year for named executive officers. Achievement of 100% of the performance target is required for an incentive payout equal to 100% of the incentive plan target. The 2014 Management Incentive Plan payout structure is described in the table below.

Name	2014 Management Incentive Plan Payout Structure as a Percent of Base Salary
	Below Threshold Performance	Threshold Performance	Target Performance	Maximum Performance
Douglas A. Berthiaume	0%	31.25%	125%	375%
Arthur G. Caputo	0%	27.50%	110%	330%
Eugene G. Cassis	0%	18.75%	75%	225%
Mark T. Beaudouin	0%	18.75%	75%	225%
Elizabeth B. Rae	0%	12.50%	50%	150%

All payouts at threshold performance are equal to .25 times the target payout for each executive officer, and are payable upon achievement of a minimum non-GAAP operating income threshold performance and a minimum non-GAAP E.P.S. goal. Performance below the minimum non-GAAP operating income threshold level results in no payout. Effective in 2014, the maximum payout under the plan was reduced to 3 times the target for all named executive officers, from a maximum of 3.3 times the target for Mr. Berthiaume and 3.182 times the target payouts for all other named executive officers. Mr. Ornell did not participate in the 2014 Management Incentive Plan. Payouts are interpolated for performance between threshold, target and maximum levels. The Compensation Committee believes that a maximum payout opportunity of 3 times the target payout is consistent with the philosophy to position total target cash at the median of the competitive market and to provide opportunity for significantly greater reward for overachievement of challenging performance goals. As discussed in detail below, the Compensation Committee establishes annual performance goals which represent strong Company performance.

The Compensation Committee has consistently utilized non-GAAP E.P.S. as the primary performance measure under the Management Incentive Plan for named executive officers. For the past 19 years, the Compensation Committee has established a goal of 15% non-GAAP E.P.S. growth over the prior year. The Company has exceeded the target of 15% non-GAAP E.P.S. growth in 12 of the past 19 years and has exceeded threshold performance 15 of the past 19 years.

Consistent use of this measure promotes executive team alignment, focuses the executive team on operational efficiencies and profitable growth, provides a long-term perspective among executives and drives long-term stockholder value. The Compensation Committee also requires that a minimum non-GAAP operating income measure be achieved in addition to the non-GAAP E.P.S. growth target in order to maintain a balanced focus on operational improvements excluding the effects of any benefits from finance costs, taxes and stock repurchases to non-GAAP E.P.S. The non-GAAP E.P.S. growth targets are based on E.P.S. reported in accordance with GAAP, but adjusted to exclude certain charges and credits, net of tax, including but not limited to purchased intangibles amortization, acquisition, restructuring, litigation, lease termination, asset and equity investment impairments, tax audit settlements and adjustments and other items considered unusual or one-time costs. The Compensation Committee reviews and approves the annual adjusted non-GAAP E.P.S. for purposes of measuring E.P.S. growth goal achievement. The Company considers these items non-operational and not directly related to ongoing operations and therefore utilizes non-GAAP E.P.S. goals as the metric for the named executive officers in the annual Management Incentive Plan. The Compensation Committee evaluates the results of the Company’s performance against previously established targets in order to determine the individual incentive plan payouts, if any, for the named executive officers under the Management Incentive Plan.

The performance measures required for payout under the 2014 Management Incentive Plan are outlined in the table below.

2014 Performance Measures	2014 Management Incentive Plan Performance Targets
	Below Threshold Performance	Threshold Performance	Target Performance	Maximum Performance
2014 Non-GAAP E.P.S. growth over 2013	<5%	5%	15%	27.5%
2014 Non-GAAP Operating Income growth over 2013	<3%	3%
Both threshold performance measures must be met in order for a payout under the Plan. Once threshold non-GAAP operating income performance and non-GAAP E.P.S. performance has been achieved, increasing levels of payout are based on non-GAAP E.P.S growth only.

In fiscal year 2014, the Company met the minimum non-GAAP operating income and non-GAAP E.P.S. thresholds, but did not meet the target performance under the plan. This resulted in payouts to named executive officers that were 53% of the target payout. Non-GAAP operating income for 2014 was $561,695,000 which represents a 5% increase over 2013 non-GAAP operating income of $536,806,000. Non-GAAP E.P.S. for 2014 was $5.48 which represents a 9% growth over 2013 non-GAAP E.P.S. of $5.04. Non-GAAP E.P.S. and non-GAAP operating income for 2014 and 2013 excluded, net of tax, as applicable, purchased intangibles amortization, infrequent income tax items, restructuring costs and acquired in-process research and development costs from its non-GAAP adjusted amounts since the Company believes that these items are not directly related to ongoing operations.

For 2015, the Committee retained non-GAAP operating income and non-GAAP E.P.S. as the primary performance metrics under the Management Incentive Plan and also established a maximum funding measure under this plan determined by reference to the amount of non-GAAP operating income attained, subject to the Management Incentive Plan’s individual payout limit and the other limits set by the Committee. The maximum payout opportunity for Mr. Berthiaume is set at 1% of non-GAAP operating income and for Messrs. Caputo, Cassis, Beaudouin and Ms. Rae the maximum payout opportunity is set at .5% of non-GAAP operating income.

On an annual basis the Committee sets non-GAAP operating income and non-GAAP E.P.S. goals for payments under the Management Incentive Plan taking into consideration factors including, but not limited to, the Company’s current year operating plan and the general outlook for economic conditions. In addition, the Compensation Committee may, at their discretion, consider the impact of foreign currency translation on the non-GAAP operating income and non-GAAP E.P.S. results.

For fiscal year 2015, the Compensation Committee has again established a 15% non-GAAP E.P.S. growth target for a target payout under the Management Incentive Plan. For a payout at threshold in 2015, the Committee established threshold performance goals of 3% non-GAAP operating income growth and a 5% non-GAAP E.P.S. growth. A maximum payout will require non-GAAP E.P.S. growth of 27.5%. Payouts are interpolated for performance between threshold, target and maximum levels. In no event will the maximum award paid to any one named executive officer exceed 3 times the target award amount specified for the named executive officer.

The Company has reviewed the Management Incentive Plan with Pearl Meyer & Partners. The objectives of this review were to consider the alignment of the Management Incentive Plan with Waters’ compensation philosophy and emphasis on pay-for-performance and to review the performance measures utilized under the plan to ensure these measures provide the best ongoing assessment of strategy execution and the creation of stockholder value. Results of the review indicated that the Management Incentive Plan and the use of non-GAAP earnings growth as a metric continue to meet the goals of aligning pay with performance and holding executives accountable for strong financial and operating performance targets. The review also found that consistent achievement of 15% annual non-GAAP earnings growth was a challenging metric and that actual executive payouts under the Company’s Management Incentive Plan were aligned with both Company performance versus the peer group and total stockholder return.

Long-Term Performance-Based Awards

The Compensation Committee considers long-term performance-based awards in the form of equity-based compensation annually at the Compensation Committee’s December meeting. Multiple factors, considered collectively, are reviewed by the Compensation Committee in determining the number of shares to award each named executive officer. These factors include competitive market data, dilution, share usage, stock compensation expense, the financial and operational performance of the Company and each named executive officer, and the prior number of shares granted, both individually to each named executive officer and in aggregate to all named executive officers.

It has been the long-standing practice of the Compensation Committee to utilize non-qualified stock options to align the interests of named executive officers and other senior executives with those of Waters’ stockholders. We believe that stock options provide strong alignment between stockholders and these executives because the value of a stock option to an executive is directly related to the stock price appreciation delivered to stockholders over time. Conversely, poor stock price performance provides no stock option value to the executive.

Competitive market data for long-term performance-based awards is prepared for the Compensation Committee by Pearl Meyer & Partners. As noted above, the Compensation Committee also uses this data as one of the factors in determining the equity grant for each named executive officer. Consistent with the Compensation Committee’s philosophy of emphasizing performance-based pay, the Compensation Committee targets long-term incentives above the median of the competitive market data for each named executive officer. The Compensation Committee targets long-term incentives above the market median because in combination with a base salary target below the market median and an annual incentive target at or slightly above the market median, it achieves the Compensation Committee’s objective of emphasizing performance-based pay. In addition, unlike most of the Company’s peers that grant a mix of long-term incentive instruments including time-based restricted stock, the Compensation Committee has historically granted 100% stock options. The only exception to the use of 100% stock options in the annual equity grant was a one-time retention RSU grant made in December, 2013 in conjunction with the announced CEO transition. Pearl Meyer & Partners prepares long-term incentive guidelines for the Compensation Committee that derives a range at the 50th and 75th percentiles of the competitive market data for long-term incentives of the Industry Peer Group. The value of the annual grant comprised of non-qualified stock options granted to Messrs. Caputo, Cassis, Beaudouin and Ms. Rae on December 11, 2014 were all within the long-term incentive guidelines as prepared by Pearl Meyer & Partners. The non-qualified stock options were granted under the Waters Corporation 2012 Equity Incentive Plan and will vest 20% per year for five years. The non-qualified stock options were granted based on the closing price of Waters’ common stock on the grant date, December 11, 2014 and have a ten-year term.

A review of share usage, dilution and stock based compensation expense was also prepared by Pearl Meyer & Partners with data as of the fiscal year ended December 31, 2013. In this analysis the Company’s annual share usage, as a percent of common shares outstanding, was at the 39th percentile for the most recent annual grant and the 43rd percentile for an average of the past three years grants when compared to that of the Industry Peer Group. The Company’s dilution was 5.4% which represents approximately the 61st percentile of the Industry Peer Group. The Company’s fair market value stock-based expense for the fiscal year ended December 31, 2013 was at the 53 rd percentile and as a percent of market capitalization is at the 38th percentile. The Compensation Committee reviews these metrics annually and in December, 2014 determined that the overall grant practices with respect to share usage and stock compensation expense were appropriate relative to the Industry Peer Group.

The Compensation Committee also believes that it is important to provide meaningful reward and recognition opportunities to the named executive officers irrespective of the potential gains they may realize from prior long-term performance based awards. The Compensation Committee believes that the stock option grants made to the named executive officers in December, 2014 were aligned with its philosophy to emphasize long-term performance-based awards and were consistent with the scope and level of contribution for each of the named executive officers.

It was the intention of the Compensation Committee to grant 126,000 non-qualified stock options to Mr. Berthiaume in 2014. Due to Mr. Berthiaume’s significant ownership position in the Company, Mr. Berthiaume declined to be considered for an option grant in 2014. The Compensation Committee will continue to consider Mr. Berthiaume for future stock option grants.

Perquisites and Benefits

The Company does not offer any perquisites for the exclusive benefit of executive officers.

The named executive officers are eligible to participate in compensation and benefit plans that are generally offered to other employees, such as the Waters Employee Investment Plan (the “401(k) Plan”), the Employee Stock Purchase Plan and health and insurance plans. They are also eligible to participate in the Waters 401(k) Restoration Plan (the “401(k) Restoration Plan”) that is available to all employees who meet certain minimum earnings eligibility criteria. The Waters 401(k) Restoration Plan and the Waters Retirement Restoration Plan are designed to restore the benefits, matching contributions and compensation deferral that are limited by Internal Revenue Service benefit and compensation maximums. These plans are described more fully in the narrative that accompanies the Pension Benefits table and the Non-Qualified Deferred Compensation table in this Proxy Statement.

Change of Control/Severance Agreements

Messrs. Berthiaume, Caputo, Ornell, Cassis and Beaudouin and Ms. Rae are each party to an Executive Change of Control/Severance Agreement, which is described in detail in the “Payments Upon Termination or Change of Control” section of this Proxy Statement.

The Company provides Change of Control/Severance Agreements for named executive officers and other senior executives if they are terminated or leave for good reason prior to or following a change of control, to ensure continuity of executive management in the event of a change of control of the Company, and to ensure the ability of executives to evaluate a potential change of control in the best interests of the Company and stockholders. In addition, under the terms and conditions of the executive officers’ stock option agreements issued under the 2003 Equity Incentive Plan and the 2012 Equity Incentive Plan, in the event of a change of control, all of the named executive officers and other senior executives’ outstanding and unvested stock options and restricted stock units will fully accelerate and become fully exercisable. The terms of these agreements are more fully described in the “Payments upon Termination or Change of Control” section herein.

Equity Ownership Guidelines

The importance of ownership in Waters’ stock by its named executive officers is emphasized through ownership guidelines that require the CEO to acquire and retain common stock equal to five times his base salary over a three-year period. The other named executive officers are required to acquire and retain common stock equal to two times their base salary over a five-year period. If a named executive officer does not achieve these ownership guidelines within the applicable three or five-year period, a disposition guideline will be applied. The disposition guideline requires that, upon subsequent exercise of a stock option, 50% of the named executive officer’s net after-tax profit from such exercise be retained in shares of Waters common stock until the stock ownership guideline is achieved. A named executive officer who subsequently falls out of compliance will have 12 months to regain compliance before the disposition guideline on stock option exercises is applied. Vested “in-the-money” stock options and restricted stock count toward determining compliance for the purpose of accumulating shares to comply with the stock ownership guidelines. The ownership guidelines have been met by all named executive officers.

Recoupment Policy

The Company has adopted a Recoupment Policy for cash incentive awards paid to current or former named executive officers under the Company’s management incentive plans. Under this policy, if any executive officer engaged in misconduct that resulted in a restatement of financial results, the Board or an authorized committee, such as the Compensation Committee, if it is determined appropriate, could seek reimbursement of the portion of management incentive plan awards impacted by the event. The Company will review and as necessary amend or replace the Recoupment Policy to be in full compliance with the Dodd-Frank Act when rules are adopted with respect to the Dodd-Frank Act’s recoupment parameters.

Long-Term Incentive Grant Practices

It has been the consistent practice of the Compensation Committee to grant stock options to senior executives annually at the Compensation Committee’s December meeting. Grant prices are established based on the closing price of the common stock on the date of grant.

Tax and Accounting Implications

Waters considers all of the tax and accounting aspects of the compensation instruments utilized by the Company in determining the most efficient method to use in delivering executive compensation. This includes, but is not limited to, Section 162(m) of the Internal Revenue Code. Section 162(m) generally limits the tax deduction available to public companies for annual compensation paid to the chief executive officer and next three highest paid officers (exclusive of the chief financial officer) in excess of $1 million unless the compensation qualifies as performance-based. The Compensation Committee intends for payments under the Management Incentive Plan and equity grants under the 2003 Equity Incentive Plan and 2012 Equity Incentive Plan to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The maximum payout amount under the current Management Incentive Plan of $7,500,000 was established to comply with the maximum payout requirements of Section 162(m) of the Internal Revenue Code. It is the Company’s intent to qualify plans for full deductibility to the extent that it is consistent with the Company’s overall compensation objectives, however, the Compensation Committee retains complete discretion to make payments to named executive officers that would not qualify as performance-based compensation to the extent necessary and appropriate to support the Company’s strategies and long-term success.

Executive Compensation Tables

The table below summarizes the total compensation paid to or earned by our Chief Executive Officer, Chief Financial Officer and the three other most highly paid named executive officers for the fiscal years ended December 31, 2014, 2013 and 2012.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Douglas A. Berthiaume Chairman, President and Chief Executive Officer	2014	$797,258	—	—	$0	$527,946	$130,693	$49,006	$1,504,903
	2013	$774,037	—	—	$0	$0	$77,325	$47,612	$898,974
	2012	$814,776	—	—	$0	$0	$104,369	$143,827	$1,062,972
Arthur G. Caputo Executive Vice President and President, Waters Division	2014	$508,049	—	—	$3,155,900	$296,060	$85,923	$16,770	$4,062,702
	2013	$493,251	—	$1,805,002	$1,520,200	$0	$13,442	$16,470	$3,848,365
	2012	$508,506	—	—	$2,611,400	$0	$65,248	$16,170	$3,201,324
Eugene G. Cassis Vice President, Finance and Administration and interim Chief Financial Officer (k)	2014	$340,141		—	$1,328,800	$139,063	$47,885	$20,687	$1,876,576
John A. Ornell Former Vice President, Finance and Administration and Chief Financial Officer (k)	2014	$262,410	—	—	$0	$0	$69,794	$16,770	$348,974
	2013	$402,263	—	$250,043	$0	$0	$0	$16,470	$668,776
	2012	$414,704	—	—	$1,424,400	$0	$40,961	$36,267	$1,916,332
Mark T. Beaudouin Vice President, General Counsel and Secretary	2014	$400,659	—	—	$1,328,800	$159,190	$20,508	$16,662	$1,925,819
	2013	$388,989	—	$989,957	$691,000	$0	$0	$16,395	$2,086,341
	2012	$401,020	—	—	$1,187,000	$0	$13,216	$51,768	$1,653,004
Elizabeth B. Rae Vice President, Human Resources	2014	$245,113	—	—	$1,129,480	$64,926	$24,646	$15,264	$1,479,429
	2013	$237,974	—	$715,951	$552,800	$0	$0	$14,850	$1,521,575
	2012	$245,334	—	—	$949,600	$0	$13,501	$36,115	$1,244,550

(a)	Mr. Berthiaume is also a director of the Company, however he receives no additional compensation for his services as a director.

(c)	Reflects the base salary earned during 2014, 2013 and 2012, respectively. Effective February 1, 2014, Mr. Ornell’s annual salary of $414,330 was reduced to $248,598 to reflect his part-time status and Mr. Cassis’ annual base salary was increased to $350,000.

(e)	Reflects the restricted stock unit granted on December 6, 2013 at the closing price on December 6, 2013 of $98.21.

(f)	FASB ASC Topic 718 is the accounting standard used in determining the aggregate grant date fair value of the option awarded. The FASB ASC Topic 718 aggregate grant date fair value of the option awarded was determined using the Black Scholes option pricing model without regard to estimated forfeitures. The assumptions used to calculate this amount are disclosed in the Waters Annual Reports on Form 10-K for the fiscal years ended December 31, 2014, 2013 and 2012. The closing prices of the Common Stock on the grant dates December 11, 2014, December 6, 2013 and December 11, 2012 were $113.36, $98.21 and $87.06, respectively. The Compensation Committee considered Mr. Berthiaume for an option grant, however due to his significant stock ownership position in the Company, he declined to be considered for a grant in 2014, 2013 and 2012.

(g)	Reflects the annual incentive compensation earned in 2014, 2013 and 2012, respectively under the Company’s Management Incentive Plan. No incentive award was earned in 2013 or 2012.

(h)	Reflects the change in the annual aggregate estimated present value of accrued retirement benefits from both the frozen Waters Retirement Plan and the frozen Waters Retirement Restoration Plan for 2014, 2013 and 2012. There were no above market or preferential earnings on any non-qualified plan balances.

(i)	Reflects the matching contribution for the benefit of the named executive under the non-qualified Waters 401(k) Restoration Plan, the qualified 401(k) Plan, and for the dollar value of group term life insurance premiums paid by the Company on behalf of each named executive officer during 2014, 2013 and 2012.

Named Executive Officer	Matching Contributions 401(k) Restoration Plan and 401(k) Plan			Company Paid Group Term Life Insurance Premiums
	2014	2013	2012	2014	2013	2012
Douglas A. Berthiaume	$47,836	$46,442	$142,657	$1,170	$1,170	$1,170
Arthur G. Caputo	$15,600	$15,300	$15,000	$1,170	$1,170	$1,170
Eugene G. Cassis	$20,181			$506
John A. Ornell	$15,600	$15,300	$35,097	$1,170	$1,170	$1,170
Mark T. Beaudouin	$15,600	$15,300	$50,705	$1,062	$1,095	$1,063
Elizabeth B. Rae	$14,707	$14,275	$35,560	$557	$575	$555

(j)	Reflects the total of compensation elements reported in columns (a) through (i) for 2014, 2013 and 2012.

(k)	Effective February 1, 2014, Mr. Ornell was succeeded by Mr. Cassis, who is the Company’s interim Chief Financial Officer. Mr. Ornell served the company in a senior advisory capacity on a part-time basis until his retirement on December 31, 2014. Mr. Cassis was not a named executive officer in 2012 or 2013.

Grants of Plan-Based Awards Fiscal Year 2014
Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum
(a)	(b)	(c)	(d)	(e)	(i)	(j)	(k)	(l)
Douglas A. Berthiaume		$249,143	$996,573	$2,989,718
Arthur G. Caputo	12/11/2014					95,000	$113.36	$3,155,900
		$139,713	$558,854	$1,676,562
Eugene G. Cassis	12/11/2014					40,000	$113.36	$1,328,800
		$65,625	$262,500	$787,500
John A. Ornell		—	—	—		—	—	—
Mark T. Beaudouin	12/11/2014					40,000	$113.36	$1,328,800
		$75,124	$300,494	$901,483
Elizabeth B. Rae	12/11/2014					34,000	$113.36	$1,129,480
		$30,639	$122,557	$367,670

The table above sets forth the range of potential payouts under the Management Incentive Plan and specifies the grant of stock option awards to the named executive officers in the last fiscal year.

(a)	Mr. Ornell did not received a stock option grant on December 11, 2014 and did not participate in the 2014 Management Incentive Plan.

(c)	(d) (e) Reflects the range of payout under the Company’s Management Incentive Plan from threshold performance to maximum performance for 2014. Performance below the threshold would result in no payout under the Management Incentive Plan. Pursuant to Section 162(m), the Management Incentive Plan has a $7,500,000 maximum payout.

(j)	Reflects the number of non-qualified stock options granted by the Compensation Committee on December 11, 2014. These options will vest 20% per year for five years. It was the intention of the Compensation Committee to grant a stock option award equal to 126,000 shares to Mr. Berthiaume in 2014; however, Mr. Berthiaume declined to be considered for an option grant in 2014 due to his significant stock ownership position in the Company.

(k)	Reflects the closing price of the $113.36 on the grant date of December 11, 2014.

(l)	The FASB ASC Topic 718 aggregate grant date fair value of the option was determined using the Black Scholes option pricing model without regard to estimated forfeitures.

Narrative Disclosure to the Summary Compensation Table and the Grants of Plan Based Awards Table

The non-equity incentive plan award payments, column (g) of the Summary Compensation Table, were earned under the Company’s Management Incentive Plan during fiscal 2014, 2013 and 2012. Incentive payments, if any, were based on exceeding the threshold requirements for non-GAAP operating income and non-GAAP E.P.S. goals. The estimated future payouts under the non-equity incentive plan awards in columns (c), (d) and (e) of the Grants of Plan-Based Awards Table represent the threshold, target and maximum payouts, respectively, for fiscal year 2014 under the Company’s Management Incentive Plan.

The non-qualified stock option awards listed in column (j) of the Grants of Plan-Based Awards Table, respectively, were granted pursuant to the Waters Corporation 2012 Equity Incentive Plan. This stock option award was granted at a meeting of the Compensation Committee held on December 11, 2014 and vest 20% per year for five years. The stock option exercise price of $113.36 is equal to the closing market price of the Common Stock on December 11, 2014. The stock option grants to the named executive officers and have a ten-year term. There have been no re-pricings or modifications of stock option awards for the named executive officers.

There were no discretionary or guaranteed bonus payments to the named executive officers in fiscal 2014, 2013 or 2012.

Messrs. Berthiaume, Caputo, Cassis, Ornell and Beaudouin and Ms. Rae do not have employment agreements with the Company. However, each is a party to an Executive Change of Control/Severance Agreement with the Company as discussed below in the “Payments Upon Termination or Change of Control” section of this Proxy Statement.

The table sets forth the outstanding equity awards classified as exercisable and unexercisable and the unvested stock awards for each of the named executive officers as of December 31, 2014

Outstanding Equity Awards at Fiscal Year-End 2014

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(j)
Arthur G. Caputo	0	95,000	$113.36	12/11/2024
	11,000	44,000	$98.21	12/6/2023	14,704	$1,657,435
	44,000	66,000	$87.06	12/11/2022
	66,000	44,000	$79.15	12/7/2021
	88,000	22,000	$79.05	12/9/2020
	100,000	0	$59.44	12/9/2019
	100,000	0	$41.20	12/10/2018
	85,000	0	$77.94	12/11/2017
	100,000	0	$49.31	12/13/2016
	0	0	$38.99	12/2/2015
Eugene G. Cassis	0	40,000	$113.36	12/11/2024
	5,000	20,000	$98.21	12/6/2023	5,499	$619,847
	6,000	9,000	$87.06	12/11/2022
	9,000	6,000	$79.15	12/7/2021
	12,000	3,000	$79.05	12/9/2020
	12,000	0	$59.44	12/9/2019
	10,000	0	$41.20	12/10/2018
	10,000	0	$77.94	12/11/2017
	8,000	0	$49.31	12/13/2016
	6,000	0	$38.99	12/2/2015
John A. Ornell	0	36,000	$87.06	12/11/2022
	0	24,000	$79.15	12/7/2021
	0	12,000	$79.05	12/9/2020
	0	0	$59.44	12/9/2019
	0	0	$41.20	12/10/2018
	0	0	$77.94	12/11/2017
	0	0	$49.31	12/13/2016
Mark T. Beaudouin	0	40,000	$113.36	12/11/2024
	5,000	20,000	$98.21	12/6/2023	8,064	$908,974
	20,000	30,000	$87.06	12/11/2022
	10,000	20,000	$79.15	12/7/2021
	10,000	10,000	$79.05	12/9/2020
	8,000	0	$59.44	12/9/2019
	0	0	$41.20	12/10/2018
	0	0	$77.94	12/11/2017
	0	0	$49.31	12/13/2016
Elizabeth B. Rae	0	34,000	$113.36	12/11/2024
	4,000	16,000	$98.21	12/6/2023	5,832	$657,383
	16,000	24,000	$87.06	12/11/2022
	24,000	16,000	$79.15	12/7/2021
	32,000	8,000	$79.05	12/9/2020
	0	0	$59.44	12/9/2019
	0	0	$41.20	12/10/2018
	0	0	$77.94	12/11/2017
	0	0	$49.31	12/13/2016

(a)

As of December 31, 2014, Mr. Berthiaume did not have any outstanding equity awards. Although it was the intention of the Compensation Committee to grant a stock option award to Mr. Berthiaume each year since

2005, Mr. Berthiaume declined to be considered for an option grant in each of these years due to his substantial stock ownership in the Company.

(b)	(c) The expiration date for all grants is ten years from the date of grant. The vesting schedule for all stock option grants is 20% per year for the first five years after grant. Grants with expiration dates of December 9, 2019 or earlier are 100% vested as of December 9, 2014. Vesting dates for annual grants with expiration dates after December 9, 2019 are, December 9, 2020, December 7, 2021, December 11, 2022, December 6, 2023 and December 11, 2024, respectively. On the annual anniversary of each of these dates, an additional 20% of the total number of shares granted will vest until 100% of the original grant is vested on the fifth anniversary of the grant date.

(g)	(h) Represents restricted stock units granted on December 6, 2013. The grants made to Mr. Caputo, Mr. Beaudouin, Mr. Cassis and Ms. Rae vest 20% per year for five years. The grant made to Mr. Ornell vested in full on December 6, 2014.

The table below sets forth certain information regarding stock option awards exercised by the named executive officers during the last fiscal year.

Option Exercises and Stock Vested Fiscal Year 2014
	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Douglas A. Berthiaume	150,000	$10,483,499	—	—
Arthur G. Caputo	225,000	$15,612,700	3,675	$423,911
Eugene G. Cassis	0	$0	1,374	$158,490
John A. Ornell	100,000	$3,802,961	2,546	$293,681
Mark T. Beaudouin	66,000	$2,670,660	2,016	$232,545
Elizabeth B. Rae	33,000	$1,541,361	1,458	$168,180

(a)	All options exercised by Mr. Berthiaume and 125,000 options exercised by Mr. Caputo had an expiration date of December 8, 2014.

The table below sets forth certain information regarding payments or other benefits at, following or in connection with retirement of the named executive officers.

Pension Benefits Fiscal Year 2014
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Douglas A. Berthiaume	Waters Corporation Retirement Plan	34.12	$412,648	—
	Waters Corporation Retirement Restoration Plan	34.12	$2,108,917	—
Arthur G. Caputo	Waters Corporation Retirement Plan	37.19	$444,598	—
	Waters Corporation Retirement Restoration Plan	37.19	$849,739	—
Eugene G. Cassis	Waters Corporation Retirement Plan	34.37	$366,080	—
	Waters Corporation Retirement Restoration Plan	34.37	$6,027	—
John A. Ornell	Waters Corporation Retirement Plan	24.54	$314,203	—
	Waters Corporation Retirement Restoration Plan	24.54	$258,301	—
Mark T. Beaudouin	Waters Corporation Retirement Plan	11.75	$77,335	—
	Waters Corporation Retirement Restoration Plan	11.75	$132,558	—
Elizabeth B. Rae	Waters Corporation Retirement Plan	18.96	$154,219	—
	Waters Corporation Retirement Restoration Plan	18.96	$24,067	—

The present value of the accumulated benefit is calculated in accordance with FASB Accounting Standards Codification Topic 715 Compensation – Retirement Benefits. Please refer to the footnotes in the Waters 2014 Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for the Company’s policy and assumptions made in the valuation of this accumulated benefit.

The Waters Retirement Plan (“Retirement Plan”) is a U.S. defined benefit cash balance plan for eligible U.S. employees. The Waters Retirement Restoration Plan (“Retirement Restoration Plan”) is a U.S. unfunded, non-qualified plan which restores the benefits under the Waters Retirement Plan that are limited by Internal Revenue Service benefit and compensation maximums. As a cash balance plan, each participant’s benefit is determined based on annual pay credits and interest credits which are made to each participant’s notional account. Effective December 31, 2007, future pay credits to the Retirement Plan and Retirement Restoration Plan on behalf of senior executives were discontinued and no further pay credits will be made on or after January 1, 2008. Interest credits will continue to apply. Interest credits are based on the one-year constant maturity Treasury Bill rate on the first business day in November of the preceding plan year plus 0.5%, subject to a 5.0% minimum and a 10.0% maximum rate.

A participant is not vested in the Retirement Plan and Retirement Restoration Plan until completion of five years of service at which time the employee becomes 100% vested. The normal retirement age under the plans is age 65. Messrs. Berthiaume and Caputo are currently eligible for early retirement under the Retirement Plan and

Retirement Restoration Plan. Under these plans, early retirement is defined as attainment of age 62 with at least 10 years of service. However, former participants of the Millipore Retirement Plan (a former parent company of Waters) are eligible for early retirement upon attainment of age 55 with at least 10 years of service. Messrs. Berthiaume, Caputo, Cassis and Ornell are former Millipore Retirement Plan participants and are eligible for retirement.

The valuation method and material assumptions used in calculating the benefits reported in column (d) are disclosed in the Waters 2014 Annual Report for the fiscal year ended December 31, 2014.

The table below summarizes the nonqualified deferred compensation in the last fiscal year for the named executive officers.

Nonqualified Deferred Compensation Fiscal Year 2014
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Douglas A. Berthiaume	$47,836	$32,236	$630,266	$0	$9,206,524
Arthur G. Caputo	$0	$0	$82,523	$0	$1,172,251
Eugene G. Cassis	$117,723	$4,581	$168,615	$0	$1,921,732
John A. Ornell	$0	$0	$36,427	$0	$1,008,607
Mark T. Beaudouin	$0	$0	$74,660	$0	$1,214,059
Elizabeth B. Rae	$14,707	$0	$24,160	$0	$314,632

(b)	Amounts in this column are also reported as salary (column (c)) or non-equity incentive compensation (column (g)) in the Summary Compensation Table.

(c)	Amounts in this column represent Company contributions to the 401(k) Restoration Plan. These amounts are also reported under All Other Compensation (column (i)) in the Summary Compensation Table.

(d)	Amounts reported in this column reflect participant directed earnings in investment vehicles consistent with the qualified 401(k) Plan with the exception of Waters Common Stock, the self-directed Brokeragelink Option and the Fidelity Managed Income Portfolio. These amounts are not included in the Summary Compensation Table because the earnings are not “above-market” or preferential.

(f)	The aggregate fiscal year-end balance reported for the 401(k) Restoration Plan includes the following amounts that were previously reported in the Summary Compensation Table as compensation for 2014, 2013, 2012, 2011, 2010, 2009, 2008, 2007 and 2006 for Messrs. Berthiaume, Caputo, Ornell and Beaudouin and Ms. Rae: $1,524,788, $108,030, $331,729, $617,640 and $212,975, respectively. For Mr. Cassis, the 2014 aggregate fiscal year-end balance reported for the 401(k) Restoration Plan that is also reported in the 2014 Summary Compensation Table is $122,304.

All nonqualified deferred compensation contributions made by the named executive officer, or by the Company on behalf of the named executive officer, are made pursuant to the 401(k) Restoration Plan. The purpose of the 401(k) Restoration Plan is to allow certain management and highly compensated employees to defer wages to a non-qualified retirement plan in addition to the amount permitted to be deferred under the 401(k) Plan ($17,500 in 2014 or $23,000 if age 50 or older). The 401(k) Restoration Plan is also intended to permit participants to receive the additional matching contributions that they would have been eligible to receive under the 401(k) Plan if the Internal Revenue Service limit on compensation for such plans, $260,000 in 2014, did not apply.

Payments Upon Termination or Change of Control

Messrs. Berthiaume, Caputo, Cassis, Ornell and Beaudouin and Ms. Rae do not have employment agreements with the Company. However, each is party to an Executive Change of Control/Severance Agreement dated February 24, 2004 and amended February 27, 2008. Under the terms of their agreements, as amended, if any such executive’s employment is terminated without cause during the period beginning 9 months prior to, and ending 18 months following, a “change of control” of the Company (as defined in the agreement), or such executive terminates his or her employment “for good reason” (as defined in the agreement) during the 18 month period following a change of control of the Company, such officer would be entitled to receive the following in a lump sum payment:

•	Two times annual base salary;

•	Two times the greater of the annual accrued incentive plan payment in the year of termination or the target incentive plan payout; and

•

Twenty-four months of continued insurance benefit coverage (life, accident, health and dental) substantially similar to the coverage he or she had been receiving prior to any such termination, or the premium equivalent.

For purposes of these agreements, “change of control” generally refers to the closing of a merger, consolidation, liquidation or reorganization of the Company after which the Company does not represent more than 50% of the resulting entity; the acquisition of more than 50% of the voting stock of the Company; or the sale of substantially all of the Company’s assets. Within the meaning of these agreements, “good reason termination” generally refers to a material reduction or change by the Company to a named executive officer’s responsibilities, base compensation or place of business following a “change of control”. A material breach by the Company of an agreement between the named executive officer and the Company will also trigger a “good reason termination”. The named executive officer is responsible for providing notice to the Company of a “good reason termination” and the Company will have 30 days after the notice to remedy the cause of the “good reason termination”.

The agreements further provide that the benefits will be supplemented by an additional payment to “gross up” the executive for any excise tax under the “golden parachute” excise tax provisions of §§280G and 4999 of the Internal Revenue Code to ensure that after the payments for change of control, the executive is in the same economic position as if the payment were not subject to an excise tax. This additional payment would be equal to the sum of the excise tax on any “parachute payment” and the additional tax attributable to the receipt of the gross-up payment. While these existing agreements contain an excise tax provision under §§280G and 4999 of the Internal Revenue Code, no agreements executed after February 27, 2008 contain a provision for an excise tax gross-up.

In addition, under the terms and conditions of the named executive officers’ stock option and restricted stock unit agreements issued under the 2003 and 2012 Equity Incentive Plans, in the event of a change of control, all of their outstanding and unvested stock options and restricted stock units will fully accelerate and become fully exercisable.

If the employment of the named executive officers had been terminated without cause or any officer resigned for good reason on December 31, 2014 and within 18 months of a change of control, they would have received the following cash severance and incremental benefits (given retroactive effect to the changes made) based on the price per share as of December 31, 2014.

Potential Payments Upon Termination Following a Change of Control

Name	Cash Severance		Other Benefits				Total Value of Change- in-Control Related Benefits
	Base Salary (2X Base Salary)	Incentive Plan (2X Target)	Benefits Continuation	In-the- Money Value of Accelerated Stock Options	Value of Accelerated Restricted Stock Units	Excise Tax Gross-Up
Douglas A. Berthiaume	$1,594,516	$1,993,145	$39,338	—	—	—	$3,626,999
Arthur G. Caputo	$1,016,098	$1,117,708	$27,900	$4,549,820	$1,657,435	—	$8,368,961
Eugene G. Cassis	$700,000	$525,000	$26,266	$823,570	$619,847	$695,870	$3,390,553
John A. Ornell	$497,196	—	$39,332	$2,133,480	—	—	$2,670,008
Mark T. Beaudouin	$801,318	$600,989	$39,073	$2,068,100	$908,974	—	$4,418,454
Elizabeth B. Rae	$490,226	$245,113	$37,823	$1,654,480	$657,383	—	$3,085,025

The cash severance was calculated assuming the base salary and annual incentive plan target under the Management Incentive Plan for 2014, in effect on December 31, 2014. The benefit continuation payment is based on premium costs as of December 31, 2014. Mr. Ornell did not participate in the Management Incentive Plan in 2014 and his base salary reflects his part-time salary in effect on December 31, 2014.

Director Compensation

The table below summarizes the director compensation for the Company’s non-employee directors in the last fiscal year.

Director Compensation Fiscal Year 2014
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
(a)	(b)	(c)	(d)	(f)
Joshua Bekenstein	$73,000	$148,830	$100,280	$322,110
Michael J. Berendt, Ph.D.	$95,500	$148,830	$100,280	$344,610
Edward Conard	$79,000	$148,830	$100,280	$328,110
Laurie H. Glimcher	$70,000	$148,830	$100,280	$319,110
Christopher A. Kuebler	$122,500	$148,830	$100,280	$371,610
William J. Miller	$128,500	$148,830	$100,280	$377,610
JoAnn A. Reed	$79,000	$148,830	$100,280	$328,110
Thomas P. Salice	$176,500	$148,830	$100,280	$425,610

(b)	Reflects the Board and committee retainers and meeting fees earned in 2014. For Messrs. Berendt, Kuebler, Miller and Salice these amounts include the meeting fees paid in conjunction with their participation on the Succession Planning Committee.

(c)	Messrs. Bekenstein, Berendt, Conard, Kuebler, Miller and Salice, and Mss. Glimcher and Reed were each granted 1,500 restricted stock awards on January 2, 2014, with a grant date fair value of $99.22 and a vesting date of January 2, 2015. The closing price of the common stock was $99.22 on January 2, 2014. On December 31, 2014, all Directors held 3,000 shares of unvested restricted stock.

(d)	Messrs. Bekenstein, Berendt, Conard, Kuebler, Miller and Salice, and Mss. Glimcher and Reed were each granted 4,000 non-qualified stock options on January 2, 2014, with an exercise price of $99.22 and a grant date fair value of $25.07. These stock options vested in full on January 2, 2015. The closing price of the common stock on January 2, 2014 was $99.22 per share. The outstanding stock options for Messrs. Bekenstein, Berendt, Conard, Kuebler, Miller and Salice, and Mss. Glimcher and Reed on December 31, 2013, were 35,000, 35,000, 35,000, 35,000, 35,000, 35,000, 16,800 and 35,000 options, respectively. The FASB ASC Topic 718 aggregate grant date fair value of the option awarded was determined using the Black Scholes option pricing model without regard to estimated forfeitures. The assumptions used to calculate this amount are disclosed in Footnote 11, Stock-Based Compensation in the Waters 2014 Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Board compensation in 2014 remained the same as in 2013 and included a retainer of $55,000 for the year, paid quarterly, and $1,500 for each Board and committee meeting attended. The lead director received an additional annual retainer of $15,000 resulting in a total annual retainer of $70,000. The annual retainer for the Audit Committee chairman was $15,000. The chairs of both the Nominating and Corporate Governance and Compensation Committees each received a $7,500 annual retainer. As is our consistent practice, equity compensation was granted to directors on the first business day of the fiscal year and each director received 4,000 non-qualified stock options and 1,500 shares of restricted stock on January 2, 2014. The exercise price of the stock option grant was equal to the closing price on the grant date.

All Directors are also reimbursed for expenses incurred in connection with their attendance at meetings. Directors who are full-time employees of the Company receive no additional compensation or benefits for service on the Board or its committees.

The Compensation Committee utilizes an external consultant, Pearl Meyer & Partners, to provide advice on the structure of director compensation. Pearl Meyer & Partners and the Compensation Committee utilize sources of data consistent with the executive compensation assessment which include the Industry Peer Group of 16 publicly traded companies described above in the Compensation Discussion and Analysis. Based on the competitive assessment by Pearl Meyer & Partners and to align director compensation practices with that of the Industry Peer Group, the additional annual retainer for the lead director for 2015 was increased to $20,000 resulting in a total annual retainer of $75,000. In addition, the annual retainers for 2015 for the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee were increased to $10,000. There were no changes to the annual Board retainer, the Audit Committee Chair retainer or meeting fees for 2015. Equity grants of 1,200 shares of restricted stock and 4,000 non-qualified stock options were made on the first business day of the year, January 2, 2015. The exercise price of the non-qualified stock option grant was equal to $113.88, the closing price on January 2, 2015. Both the restricted stock and non-qualified stock option grants to Directors have a one-year vesting provision. Additionally, the restricted stock and stock option grant agreements provide for acceleration of any unvested restricted stock or stock options upon death of a Director.

The Company also sponsors the 1996 Non-Employee Director Deferred Compensation Plan, which provides non-employee members of the Board with the opportunity to defer 100% of retainer, meeting and committee fees. Fees may be deferred in cash or invested in Waters common stock units. If a Director elects to defer his or her fees in Waters common stock units, the amount deferred is converted into common stock units by dividing the amount of fees payable by the average stock price of the Company’s common stock for the fiscal quarter. Fees deferred in cash are credited with an interest rate equal to the lesser of the Prime Rate plus 50 basis points or the maximum rate of interest that may be used without being treated as an “above market” interest rate under the SEC guidelines. In 2014, Messrs. Bekenstein, Conard and Kuebler elected to defer fees into Waters common stock units and Ms. Glimcher elected to defer her fees into cash.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Waters specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K of the Exchange Act. Based on its review and these discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Mr. William J. Miller, Chair	Mr. Joshua Bekenstein	Mr. Christopher A. Kuebler	Mr. Thomas P. Salice

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information regarding beneficial ownership of common stock as of March 18, 2015 by each person or entity known to the Company who owns beneficially five percent or more of the common stock, by each named executive officer and Director nominee and all executive officers and Director nominees as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Outstanding Common Stock(1)
5% Stockholders
Massachusetts Financial Services Company (2)	10,906,612	13.19%
The Vanguard Group, Inc. (3)	6,090,416	7.37%
BlackRock, Inc. (4)	5,572,434	6.74%
Executive Officers and Directors
Mark T. Beaudouin (5)(6)	47,598	*
Douglas A. Berthiaume (7)	3,132,881	3.79%
Arthur G. Caputo (5)	682,679	*
Eugene G. Cassis (5)(8)	111,562	*
John Ornell	4,424	*
Elizabeth Rae (5)(9)	65,527	*
Joshua Bekenstein (5)(10)	83,300	*
Dr. Michael J. Berendt (5)	52,800	*
Edward Conard (5)(10)	79,300	*
Dr. Laurie H. Glimcher (5)	19,600	*
Christopher A. Kuebler (5)(10)	45,300	*
William J. Miller (5)(10)	53,300	*
JoAnn A. Reed (5)	45,300	*
Thomas P. Salice (5)(10)(11)	124,398	*
All Directors and Executive Officers as a group (14 persons)	4,547,969	5.44%

*	Represents less than 1% of the total number of the issued and outstanding shares of common stock.

(1)	Figures are based upon 82,676,840 of common stock outstanding as of March 18, 2015. The figures assume exercise by only the stockholder or group named in each row of all options for the purchase of common stock held by such stockholder or group which are exercisable within 60 days of March 18, 2015.

(2)	Amounts shown reflect the aggregate number of shares of common stock beneficially owned by Massachusetts Financial Services Company (“MFS”) based on information set forth in Schedule 13G/A filed with the SEC on February 11, 2015. The Schedule 13G/A indicates that MFS was the beneficial owner with sole dispositive power as to 10,906,612 shares, with sole voting power as to 8,680,951 shares and shared voting power as to none of the shares. The address of MFS is 111 Huntington Ave, Boston, MA 02199.

(3)	Amounts shown reflect the aggregate number of shares of common stock beneficially owned by The Vanguard Group, Inc. based on information set forth in Schedule 13G/A filed with the SEC on February 10, 2015. The Schedule 13G/A indicates that the Vanguard Group, Inc. was the beneficial owner with sole dispositive power as to 5,954,089 shares, shared dispositive power as to the 136,327 shares, sole voting power as to 143,395 shares and shared voting power as to none of the shares. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)

Amounts shown reflect the aggregate number of shares of common stock beneficially owned by BlackRock, Inc. based on information set forth in Schedule 13G/A filed with the SEC on February 9, 2015. The Schedule 13G/A indicates that Blackrock, Inc. was the beneficial owner with sole dispositive power as to 5,572,434 shares and sole voting power as to 4,876,041 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)	Includes share amounts which the named individuals have the right to acquire through the exercise of options which are exercisable within 60 days of March 18, 2015 as follows: Mr. Beaudouin 31,500, Mr. Caputo 594,000, Mr. Cassis 72,000, Ms. Rae 52,000, Mr. Bekenstein 32,600, Dr. Berendt 32,600, Mr. Conard 32,600, Dr. Glimcher 14,400, Mr. Kuebler 32,600, Mr. Miller 32,600, Ms. Reed 32,600 and Mr. Salice 32,600.

(6)	Includes 5,994 shares held in Mr. Beaudouin’s ESPP and 401(k) accounts.

(7)	Includes 69,000 shares held by Mr. Berthiaume’s wife, 794,562 shares held by a family limited partnership, 34,331 shares held in Mr. Berthiaume’s 401(k) Plan and 25,252 shares held in a family trust. Mr. Berthiaume disclaims beneficial ownership for the shares held by his wife, the shares held in a family trust and the shares held by a family limited partnership.

(8)	Includes 6,069 shares held by Mr. Cassis’ wife, 1,564 shares held in Mr. Cassis’ ESPP and 2,802 shares held by Mr. Cassis wife’s ESPP and 401(k) accounts.

(9)	Includes 6,025 shares held in Ms. Rae’s ESPP and 401(k) accounts.

(10)	Excludes deferred compensation in the form of phantom stock, receipt of which may be, at the election of the Director, on a specified date at least six months in the future or upon his or her cessation of service as a Director of the Company.

(11)	Includes 3,000 shares held in Mr. Salice’s Individual Retirement Account, 7,950 shares held by a charitable trust over which Mr. Salice shares voting and investment power with his spouse as trustees and 69,648 shares held by an LLC over which Mr. Salice has voting and investment power. Mr. Salice disclaims beneficial ownership of the shares held by the charitable trust and of the shares held by the LLC, except to the extent of his pecuniary interest in the LLC.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Federal securities laws require the Company’s Directors, executive officers, and persons who own more than 10% of the common stock of Waters to file with the SEC, the New York Stock Exchange and the Secretary of the Company initial reports of beneficial ownership and reports of changes in beneficial ownership of the common stock.

To the Company’s knowledge, based solely on review of the copies of such reports and written representations furnished to the Company that no other reports were required, none of the Company’s executive officers, Directors and greater-than-ten-percent beneficial owners failed to file any such report required by Section 16 of the Exchange Act on a timely basis during the fiscal year ended December 31, 2014.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

Proposals of stockholders to be presented at the 2016 Annual Meeting of Stockholders anticipated to be scheduled on or about May 12, 2016, must be received by the Secretary of the Company at 34 Maple Street, Milford, Massachusetts 01757 as follows: Proposals that are submitted pursuant to Rule 14a-8 under the Exchange Act, and are to be considered for inclusion in the Company’s Proxy Statement and form of Proxy relating to that meeting, must be submitted in writing and received by no later than 11:59 p.m., local time, on December 3, 2015. In addition, a stockholder may bring before the 2016 Annual Meeting (other than a proposal), or may submit nominations for a director, if the stockholder complies with Section 10 (for nominees of directors) and Section 11 (for business to be transacted) of the company’s by-laws, as applicable, by:

•	providing written notice to the Secretary of the Company at the address above between February 12, 2016 and March 13, 2016 (subject to adjustment as described in the by-laws), and

•	supplying the additional information as required in Sections 10 and 11 of the by-laws, as applicable.

STOCKHOLDERS SHARING AN ADDRESS

Only one copy of our Annual Report, Proxy Statement or Notice is being delivered to multiple security holders sharing an address, unless we have received instructions to the contrary from one or more of the stockholders.

We will undertake to deliver promptly upon written or oral request a separate copy our Annual Report, the Proxy Statement or Notice to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of our Annual Report, Proxy Statement or Notice, or if two stockholders sharing an address have received two copies of any of these documents and desire to only receive one in the future, you may write to the Director of Investor Relations at our principal executive offices at 34 Maple Street, Milford, Massachusetts 01757 or call the Vice President of Investor Relations of Waters at (508) 482-2314.

ANNUAL MEETING OF WATERS CORPORATION

Date:	Tuesday, May 12, 2015
Time:	11:00 A.M. (Eastern Time)
Place:	34 Maple Street, Milford, Massachusetts 01757

Please make your marks like this:  ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposals 1, 2 and 3.

1:	To elect directors for the ensuing year and until their successors are elected.

01 Joshua Bekenstein	06 Christopher A. Kuebler
02 Michael J. Berendt, Ph.D.	07 William J. Miller
03 Douglas A. Berthiaume	08 JoAnn A. Reed
04 Edward Conard	09 Thomas P. Salice
05 Laurie H. Glimcher, M.D.

Vote For	Withhold Vote From	Vote For
All Nominees	All Nominees	All Except
☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Exception” box and write the number(s) in the space provided to the right.

		For	Against	Abstain
2:	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2015.	☐	☐	☐
		For	Against	Abstain
3:	To approve, by non-binding vote, executive compensation.	☐	☐	☐
4:	To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.
	To attend the meeting and vote your shares in person, please mark this box.		☐
Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Waters Corporation

to be held on Tuesday, May 12, 2015

for Holders as of March 18, 2015

This proxy is being solicited on behalf of the Board of Directors

INTERNET	VOTED BY:
TELEPHONE 866-307-0858

Go To www.proxypush.com/wat • Cast your vote online 24 hours a day/7 days a week. • Have your Proxy Card/Voting Instructions Form ready. • View Meeting Documents.	OR	• Use any touch-tone telephone toll-free 24 hours a day/7 days a week. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.
MAIL

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Douglas A. Berthiaume and Mark T. Beaudouin, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Waters Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2 AND 3 AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 4.

All votes must be received by 5:00 P.M., Eastern Time, May 11, 2015.

All votes for 401(k) participants must be received by 5:00 P.M., Eastern Time, May 7, 2015.

PROXY TABULATOR FOR WATERS CORPORATION c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903

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